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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549




                                   FORM 8-K

                                 CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  October 1, 2001




                          LONE STAR TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)




          Delaware                  1-12881                     75-2085454
(State or other jurisdiction      (Commission                 (IRS Employer
      of incorporation)           File Number)              Identification No.)



                           15660 North Dallas Parkway
                                   Suite 500
                              Dallas, Texas  75248
         (Address, including zip code, of principal executive offices)

      Registrant's telephone number, including area code:  (972) 770-6401


                                 Not applicable
         (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

    On October 1, 2001, Lone Star Technologies, Inc. and its U.S. subsidiaries filed an amendment to its registration statement on Form S-4 related to the exchange of registered 9.00% Senior Subordinated Notes due 2011, Series B for the outstanding unregistered 9.00% Senior Subordinated Notes due 2011, Series A. The amendment contained the following disclosures:

THE TERMS "LONE STAR," "WE," "OUR" AND "US" REFER TO LONE STAR TECHNOLOGIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT SUGGESTS OTHERWISE.

                                  OUR BUSINESS

GENERAL

    We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are the leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe, which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures steel coils primarily for use in our OCTG products, allowing us to maintain flexibility and cost-efficiency in the procurement of steel.

    In August 2001 we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a leading manufacturer of seamless oilfield products, for $430.0 million and the assumption of certain working capital liabilities. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain customers to use seamless products in particular complex drilling applications. In this Form 8-K we refer to this transaction as the "North Star acquisition." We plan to finance the North Star acquisition with $100.0 million in borrowings under our proposed senior credit facility, our proposed issuance of $150.0 million in new senior subordinated notes, our proposed issuance of $130.0 million of common stock and approximately $66.2 million of cash on hand. In this Form 8-K we refer to the North Star acquisition and these sources of financing collectively as the "North Star acquisition and related financings." See "Our Business -- North Star Acquisition and Related Financings."

    For the twelve months ended June 30, 2001, our revenues were $696.3 million, our operating income was $65.0 million and our EBITDA was $87.3 million. For the same period, oilfield products accounted for 62% of our revenues, specialty tubing products accounted for 29% of our revenues, and flat rolled steel and other products accounted for 9% of our revenues. Accounting for the North Star acquisition on a pro forma basis, for the twelve months ended June 30, 2001, our revenues would have been $1.036 billion, our operating income would have been $127.8 million and our EBITDA would have been $169.8 million. For the same period, on a pro forma basis, as a percentage of revenues, our oilfield products would have accounted for 75%; our specialty tubing products would have accounted for 19%; and our flat rolled steel and other products would have accounted for 6%.

OUR STRATEGY

    Our goal is to be the leading provider of both oilfield tubular products and specialty tubing products and to increase our market presence in order to benefit from favorable market conditions. The key elements of our strategy to achieve commercial leadership and operational excellence are:

    - ACHIEVING INCREASED PRODUCTION, GREATER PRODUCTIVITY AND PENETRATION INTO NEW MARKETS THROUGH CAPITAL INVESTMENT AND COMMERCIAL ALLIANCE
      EXPANSION. We constantly seek to improve our production efficiency by upgrading our manufacturing technologies. By becoming more efficient, we will be able to continue offering our products at attractive prices to an increasing number of customers. Through our exclusive commercial alliances with several mills, we have been able to outsource production of specific types of OCTG products and line pipe, enabling us to concentrate our capital expenditures and manufacturing expertise on our
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      premium products. Expanding these alliances will enable us both to offer a wider variety of tubular products to our customers and to increase our production of premium products. We also have increased our production capacity for finned tubulars utilizing our proprietary technology for high-speed finned tubing welding machines, and we have plans for further expansion in North America.

    - CONTINUING TO DEVELOP AND MARKET NEW PRODUCT APPLICATIONS AND TECHNOLOGIES. We have historically been successful in pioneering new production capabilities and expanding the market acceptance of our OCTG products, line pipe and specialty tubing products. For example, we pioneered the electric resistance welded, full-body normalized process, which, together with our extensive heat treating capabilities, enables us to manufacture and sell our OCTG products and line pipe for deep wells and other critical applications. We will continue to invest in new technologies and to develop new products for the markets we serve.

    - GROWING THROUGH STRATEGIC ACQUISITIONS. Our recent acquisitions of Fintube and Bellville have enabled us, and we believe our proposed North Star acquisition will enable us, to increase our production capacity and expand the selection of products we offer and the markets we serve at a cost significantly less than would be required to develop these operations on our own. We will continue to opportunistically evaluate and pursue strategic acquisitions that we believe to be beneficial to our business.

COMPETITIVE STRENGTHS

LEADING MARKET POSITION

    We are the leading manufacturer of premium welded OCTG products and a leading producer of line pipe. We pioneered the electric resistance welded, full-body normalized process for oilfield products, allowing us to compete with seamless producers of OCTG products for more demanding, deeper-well applications. Our significant portion of total domestic capacity, our full-body normalized electric resistance welded process, and our broad product offering in North America make us a leader in the markets in which we operate.

BROAD PRODUCT OFFERING

    We have one of the world's broadest energy tubular product offerings for exploration and production, gathering and transmission, and power generation. We manufacture and market casing, tubing and line pipe products with the widest variety of diameters, grades and wall thicknesses in the United States, making us a leader in the OCTG and line pipe markets. Our broad oilfield product range has been significantly expanded through our strategic commercial alliances with several independently-owned mills. Our alliances allow us to focus our own manufacturing facilities on the production of premium OCTG products and decrease our capital risk and expenditures. Our acquisition of Fintube complemented our specialty tubulars business by giving us the ability to offer finned tubulars used in combined-cycle power generation.

WELL-POSITIONED TO BENEFIT FROM OIL AND GAS INDUSTRY DYNAMICS

    We are well-positioned to capture the benefits from growing oil and gas exploration and production through our broad product offering of casing and tubing, including through our commercial alliances, and our premium OCTG products capability. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. According to Baker Hughes, the average annual active rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration and production. As of August 31, 2001, there were 1,252 rigs in operation. In addition, natural gas exploration has continued to require deeper drilling and more offshore drilling. Approximately three out of every four

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active rigs are currently drilling at depths greater than 8,000 feet. Lone Star is well-positioned to exploit this trend of deeper drilling through our extensive high-strength casing and tubing product offering.

    The oil and gas industry is, however, cyclical. During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.

PARTICIPATION IN HIGH GROWTH POWER GENERATION INDUSTRY

    Through our specialty tubing division, we are well-positioned to benefit from the increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration anticipates construction of 1,000 new plants by 2020, with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. We expect the demand for our products in this market to continue to grow over the next several years as construction of combined-cycle power generating plants accelerates.

TECHNOLOGICAL LEADERSHIP

    We are committed to developing technologically innovative products. We work closely with our oilfield customers and related industry groups to develop new grades of OCTG products as well as new products. For example, our technologically-advanced expandable casing products, which were developed for a joint venture between Shell Oil Company and Halliburton Company, are used in demanding repair applications and extended-reach drilling. In addition, our technical knowledge and high-performance casing products have been applied in a revolutionary method for drilling wells using casing instead of drill pipe. This advanced technology can save drilling time and lowers our customers' costs. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications and ultrasonic testing methods which ensure the quality of our tubular products.

RECENT CAPITAL IMPROVEMENTS AND COST FLEXIBILITY

    Since 1995, we have invested over $100 million in a program focused on technology enhancements and various manufacturing upgrades at our primary production facilities. This program has lowered our costs by improving yields, increasing productivity and expanding our steel sourcing flexibility. Our steel sourcing flexibility allows us to use steel slabs, coils or scrap to manufacture our tubular products with lower cost steel. Our capital improvements program also substantially increases our precision mechanical and finned tubular manufacturing capacities.

EXPERIENCED MANAGEMENT TEAM

    Our senior management team has an average of over 20 years of experience in our businesses, including plant-level operating experience. Our management team has the proven ability to successfully:

    - integrate acquisitions;

    - expand product lines through strategic commercial alliances;

    - generate incremental revenues through applied product technologies, focused capital investments and yield productivity and cost improvements; and

    - maximize our performance through both favorable and challenging markets.

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NORTH STAR ACQUISITION AND RELATED FINANCINGS

    On August 16, 2001, we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a subsidiary of Cargill, Incorporated, for $430.0 million and the assumption of certain working capital liabilities. The transaction is presently scheduled to close in fourth quarter 2001.

    North Star's Tubular Products Division is a leading producer of seamless products, including line pipe, standard pipe, mechanical pipe, coupling stock and casing that are used primarily in the oil and gas exploration and transmission industry. For its fiscal year ended May 31, 2001, North Star's Tubular Products Division had revenues of $328.6 million, operating income of $72.6 million and EBITDA of $76.9 million. We believe the Tubular Products Division's seamless oilfield tubulars will broaden the range of products now offered by our Lone Star Steel subsidiary and through our alliance mills as well as address the preference of certain customers to use seamless products in particular complex drilling applications.

    The Tubular Products Division has the capacity to manufacture oilfield products with outside diameters ranging from 5 inches to 10 3/4 inches, but focuses on the higher margin, larger diameter casing used in demanding deep well applications. The Tubular Products Division of North Star is a major supplier of the seamless pipe requirements within its product range for nine of the 15 largest drilling operators in the United States, including British Petroleum Corporation, Exxon Corporation, Conoco Inc. and Anadarko Petroleum Corporation.

    North Star's Tubular Products Division has a 1,270,000-square foot facility on approximately 113 leased acres and 27 owned acres in Youngstown, Ohio and a 186,000-square foot facility on approximately 60 acres in Houston, Texas. The melt shop at Youngstown, which converts ingots into blooms, has a capacity of 650,000 tons per year; the Youngstown rolling mill can produce 550,000 tons of unfinished tubes each year. The Tubular Products Division conducts its heat treating, threading, coupling and other finishing operations in Houston, which has a throughput potential of 420,000 tons per year. As of August 31, 2001, the Tubular Products Division had approximately 590 employees, all of whom were non-union and approximately three-fourths of whom were located in Youngstown.

    The proposed North Star acquisition is subject to customary closing conditions, including the arrangement of satisfactory financing. In
September 2001, we received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    We presently plan to use the following sources of funds to finance the proposed acquisition:

    - CREDIT FACILITY. We, together with our Lone Star Steel and Fintube subsidiaries, have received a commitment for a new $100.0 million senior secured credit facility that would be substantially utilized to help pay the acquisition purchase price.

    - NEW SENIOR SUBORDINATED NOTES. We presently expect to offer approximately $150.0 million of senior subordinated notes that will rank pari passu with our 9.00% Senior Subordinated Notes due 2011, which we refer to in this Form 8-K as the "9.00% notes." In the event we are unable to successfully market the proposed issuance of new senior subordinated notes, we have a commitment letter from an affiliate of Goldman, Sachs & Co. to provide up to $180.0 million of senior subordinated financing, subject to customary funding conditions.

    - PROCEEDS FROM COMMON STOCK ISSUANCE. We plan to issue $130.0 million of our common stock in one or more private placements or public offerings and to apply most or all of the net proceeds toward the acquisition purchase price. Cargill has agreed, if we request, to purchase up to $50.0 million of our common stock at $20.75 per share in connection with the closing of the acquisition.

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    - CASH ON HAND. We had approximately $104.2 million in cash on hand at
      August 31, 2001. We intend to apply approximately $66.2 million of cash on hand toward the purchase price.

    The relative proportions of the related financings may vary from the amounts set forth above (and used in the pro forma financial information included in this Form 8-K) based on market conditions and other factors. The attack on the Pentagon and the World Trade Center on September 11, 2001 may lead to continued political and economic uncertainty that may continue to adversely affect the United States financial markets. Accordingly, there can be no assurance that we will be able to obtain financing for the North Star acquisition as outlined above, on terms acceptable to us, or at all.

    Our definitive agreement with Cargill for the North Star acquisition requires us to act in good faith in finalizing the issuance of $130.0 million in common stock on an expeditious basis to help fund the acquisition purchase price, subject to the fiduciary obligations of our directors. In this regard we have been contacting prospective purchasers for our proposed issuance of common stock.

    Lone Star will be required to pay North Star $10.0 million if each of the following events occur:

    - we fail to obtain the senior subordinated financing described above;

    - we are unable to receive a commitment for alternative financing within a specified time; and

    - North Star terminates the definitive agreement.

INDUSTRY BACKGROUND

OILFIELD PRODUCTS

    Oil country tubular goods, or OCTG products, include casing, tubing and drill pipe. We do not manufacture drill pipe. Casing acts as a structural retainer wall in oil and natural gas wells to provide support and prevent caving during drilling operations and is used to protect water-bearing formations during the drilling of a well. Casing is generally not removed after it has been installed in a well. Tubing, which is used to transmit oil and natural gas to the surface, may be replaced during the life of a producing well.

    We are well-positioned to capture the benefits from growing oil and gas exploration and production through our broad product offering of casing and tubing, premium OCTG products capability and production capacity, which we have expanded through our commercial alliance providers. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. Lone Star is well positioned to exploit this trend toward deeper drilling that has accompanied the recent and expected future growth in natural gas demand for our extensive product offering in deep drilling, casing, tubing, and premium high-strength products.

    Demand for OCTG products depends primarily on the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations of future prices and demand. A key indicator of domestic demand is the average number of drilling rigs operating in the United States. According to Baker Hughes, the average annual rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration. In general, natural gas exploration has continued to require deeper drilling and more offshore drilling: since 1999, the average number of rigs drilling at depths greater than 8,000 feet has increased by more than 60%. At year-end 2000, 1,114 rigs were active, of which 79% were drilling for natural gas.

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    The OCTG products market is also affected by the level of inventories maintained by manufacturers, distributors and end-users. During downturns in drilling activity, customers typically utilize the inventory of these products rather than purchase new products, causing demand for new production to further decrease. Conversely, in periods of increased drilling activity, increases in OCTG product inventory levels by distributors and end-users typically occur, accelerating demand for new production. During third quarter 2001 our distributors reduced OCTG inventory purchases for their own account, thereby causing our shipments of OCTG to decrease by approximately 20% from the preceding quarter. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates at our manufacturing facilities.

    The amount of imported oilfield products also affects the OCTG products market. According to U.S. Department of Commerce data, imported OCTG products accounted for approximately 30% of the apparent supply available to the domestic OCTG products market during 2000, 17% during 1999 and 24% during 1998. Imported OCTG products increased during 2000 as domestic drilling activity accelerated while international drilling activity increased at a much lower rate. The amount of imported OCTG products was lower in 1999 than in 1998 due to the dramatic decline in distributor stock purchases during 1999 as inventories were liquidated and demand for new products reduced as drilling activity declined. The level of imported OCTG products increased during 1998 due to dislocations of inventories from foreign competitors. Dislocations occur when, as global drilling activity declines, traditional non-United States markets are encroached upon by foreign manufacturers, particularly those subject to United States trade tariffs. The lower level of imported OCTG products in 1997 resulted from the imposition of protective tariffs on several foreign countries in 1995. These trade tariffs, which were intended to promote an equitable trade environment, remained in effect as of December 31, 2000, except those with respect to Canada and Taiwan, which were revoked in June 2000. See "Our Business -- Our Oilfield Products -- Competition" for more information regarding how import trade restrictions affect foreign competition in the OCTG products and line pipe markets.

    Manufacturers produce OCTG products in numerous sizes, weights, grades and thread profiles. The grade of pipe used in a particular application depends on technical requirements for strength, corrosion resistance and other performance characteristics. Oil country tubular goods are generally classified by "carbon" and "alloy" grades. Carbon grades of OCTG products have yield strengths of 75,000 pounds per square inch or less and are generally used in oil and natural gas wells drilled to depths less than 8,000 feet. Alloy grades of OCTG products, often referred to as premium goods, have yield strengths of 75,000 pounds per square inch or more and are generally used in oil and natural gas wells drilled to depths in excess of 8,000 feet or for high-temperature wells, highly-corrosive wells or other critical applications.

    Carbon and alloy grades of OCTG products are available from both electric resistance welded and seamless tube producers. Electric resistance welded tubes are produced by processing flat rolled steel into strips which are cold-formed, welded, full-body normalized or seam-annealed and end-finished with threads and couplings. Seamless products, such as those made by North Star's Tubular Products Division, are produced by individually heating and piercing solid steel billets into tubes and then end finishing those tubes into OCTG products in a manner similar to electric resistance welded pipe. We believe that the seamless manufacturing process involves higher capital and production costs than our welded process and that seamless products are typically priced higher than comparable welded products.

    Based on published industry statistics, electric resistance welded products now account for approximately half of the tonnage of domestic casing and tubing consumed. Electric resistance welded, full-body normalized casing and tubing and seamless casing and tubing compete for critical applications such as deep natural gas wells and offshore wells. Customers purchasing products for these applications require high-performance OCTG products that can sustain

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enormous pressure as measured by burst, collapse and yield strength. Operators drilling shallow wells generally purchase OCTG products based primarily on price and availability, as wells of this nature require less-stringent performance characteristics.

    Line pipe products are used for surface production flow lines and gathering and transmission of oil, natural gas and fluids. Line pipe is primarily produced in welded form. Line pipe markets are dependent not only on the factors which influence the OCTG products market, but also on pipeline construction activity, line pipe replacement requirements, new residential construction and utility purchasing programs. Line pipe sales often lag behind OCTG product sales by twelve or more months.

SPECIALTY TUBING PRODUCTS

    The specialty tubing business includes the manufacture, marketing and sale of a broad variety of steel tubing products, including premium and custom-made products. Applications for specialty tubular products include heat recovery applications in the power generation market and various applications in the automotive, fluid power and other markets.

    Demand for finned tubular products depends on, among other factors, power plant construction and the cost of alternative fuels for power generation and, to a lesser extent, on industrial processing plant and petrochemical plant construction. The demand for precision mechanical tubulars and other specialty tubing used for automotive, fluid power and other mechanical applications is dependent on the general economy, the automotive and construction industries and other factors affecting domestic goods activity.

    Demand for precision mechanical tubulars within the traditional markets was up in 2000 as a result of economic recoveries in certain foreign markets and a strong domestic economy during the first half of 2000.

    In addition, we are well-positioned to benefit from increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration anticipates construction of 1,000 new plants by 2020, with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. We expect the heat recovery steam generation market to grow rapidly over the next several years if construction of combined cycle power generating plants accelerates as expected.

FLAT ROLLED STEEL AND OTHER PRODUCTS

    We have a rolling mill which has the capacity to produce 1.4 million tons of flat rolled steel per year. Participation in flat rolled steel markets allows us to maintain critical flexibility in procurement of lower cost steel. Flat rolled steel, produced primarily for the manufacture of oilfield and specialty tubing products, is also sold to fabricators of various construction and industrial products. Other products consist of tubular goods that serve a variety of uses, such as structural piling applications in the construction industry. The market for flat rolled steel is affected by a number of factors, including price, capacity utilization and material costs. Flat rolled steel is sold in highly competitive markets and price, quality and availability are the main determinants of customer purchasing decisions.

OUR OILFIELD PRODUCTS

PRODUCTS

    We manufacture and market premium OCTG products. Our OCTG products include casing and production tubing but not drill pipe. We also manufacture and market line pipe.

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    OIL COUNTRY TUBULAR GOODS

    We manufacture premium alloy and carbon welded OCTG products, including casing, which acts as a structural retainer wall in oil and natural gas wells, and production tubing, which transmits hydrocarbons to the surface. We offer casing and tubing products with the widest variety of diameters, grades and wall thicknesses in the United States. This variety provides us with a distinct competitive advantage as a single source supplier of a complete range of oilfield casing and production tubing. As a result of our broad product range and unique heat treating capabilities, we are able to service nearly all typical drilling applications for oil and natural gas wells.

    Casing, which historically represents about 75% of the OCTG products tonnage sold by us, is the structural retainer wall in oil and natural gas wells. It also serves to prevent pollution of nearby water reservoirs and contamination of the oil and gas produced by wells. Casing is generally not removed after it has been installed. Production tubing is installed within the casing to convey oil and natural gas to the surface. We offer the widest grades and ranges of outside diameters in casing (3 1/2" to 20") and tubing (1.9" to 3 1/2") produced in the United States, including products that have been successfully used in wells with depths of over 30,000 feet.

    Our premium product line includes tubulars manufactured with various thermal heating processes, including the electric resistance welded, full-body normalized process that we pioneered. Because this process gives our tubes better performance characteristics than typical seam-annealed casing and tubing, we are able to serve both primary markets for OCTG products: deep critical wells and shallow wells. Our premium products successfully compete both with seamless OCTG products for critical applications and with conventional seam-annealed tubular products manufactured for shallow wells. We also offer seamless and seam-annealed products through commercial alliances with other producers.

    Critical applications, such as deep natural gas wells and offshore wells, require high-performance casing and tubing that can withstand enormous pressure as measured by burst strength, collapse strength and yield strength. Both major and independent oil companies that conduct drilling programs of this nature emphasize quality and compliance with specific standards. In our electric resistance welded, full-body normalized manufacturing process, which meets and exceeds American Petroleum Institute standards, we heat treat the entire tube and not just the weld area. This process strengthens the entire tube and makes our premium casing, tubing and line pipe not only stronger than seam-annealed products, but also interchangeable with seamless tubulars for nearly all critical applications. Typically, greater than 40% to 50% of our annual OCTG product tonnage consists of premium, high-strength tubular products. Because of higher levels of deeper drilling, particularly for natural gas, 57% of our OCTG product revenues during 2000 were from high-strength alloy grade products.

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    Approximately three out of every four active rigs are currently drilling at depths greater than 8,000 feet.

                    WELL DEPTH INCREASES TUBULAR CONSUMPTION

    [A graphic entitled "Well Depth Increases Tubular Consumption" depicts consumption of OCTG products for three categories of wells of varying depths. For a 5,000 foot oil well, 50 tons or 10,800 feet of tubulars are consumed, including 800 feet of 8.625 inch to 9.625 inch diameter product, 5,000 feet of
4.5 inch to 5.5 inch diameter product and 5,000 feet of 2.375 inch to
2.875 inch diameter product. For a 10,000 foot gas well, 600 tons or 29,000 feet of tubulars are consumed, including 2,000 feet of 13.375 inch diameter product, 7,000 feet of 9.625 inch diameter product, 10,000 feet of 7.0 inch to
7.625 inch diameter product and 10,000 feet of 2.875 inch diameter product. For a 15,000 foot offshore well, 1,100 tons or 57,000 feet of tubulars are consumed, including 3,000 feet of 16.0 inch to 20.0 inch diameter product, 11,000 feet of
11.875 inch diameter product, 13,000 feet of 9.625 inch diameter product, 15,000 feet of 7.0 inch to 7.625 inch diameter product and 15,000 feet of 2.875 inch diameter product.]

    Operators drilling shallow wells generally purchase OCTG products based primarily on price and availability, as wells of this nature require less stringent performance characteristics. We compete in this market, which is served primarily by producers of seam-annealed OCTG products, with our Wildcat-TM- brand of OCTG products and products produced through our exclusive commercial alliance mills.

    LINE PIPE

    We offer the widest size and chemistry range of line pipe used to gather and transmit oil and natural gas in the United States with outside diameters from 2 3/8" to 60". Historically, approximately 20% of our oilfield product revenues is from line pipe sales.

SALES AND DISTRIBUTION

    Our domestic OCTG product sales distribution network consists of 13 non-exclusive distributors that maintain product inventory for and deliver OCTG products to major and independent oil and gas companies that explore for oil and natural gas. We also sell line pipe through distributors and directly to end-users. Internationally, OCTG products are sold through distributors and trading companies as well as directly to end-users. Approximately 2% of the tonnage of OCTG products and 1% of the tonnage of line pipe that we shipped in 2000 were to destinations outside the United States. Our two largest customers in 2000, both distributors of our oilfield products, each accounted for approximately 15% of the total OCTG products we shipped. About 79% of the oil and natural gas wells drilled in the United States in 2000 were located in Texas, Oklahoma, Kansas, Louisiana, New Mexico and the federal waters of the Gulf of Mexico, all located within 750 miles of our mill in Lone Star, Texas. The majority of our oilfield products were sold for use in these states, as well as the Gulf of Mexico, which is less than 250 miles from our mill.

COMMERCIAL ALLIANCES

    In addition to production from our mill, we have marketing agreements to sell other oilfield tubular products manufactured by several other companies. Through these commercial alliances with several mills, we have expanded our oilfield product offering. These alliances enable us to outsource production of specific products, allowing us to offer a wider variety of casing, tubing and line pipe without a permanent capital investment. These alliances allow us to concentrate our capital expenditures and manufacturing expertise on our premium products, while offering our customers a complete size range of casing, tubing and line pipe. The transactions pursuant to our

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alliances are performed on a commission basis and through purchase and resale of the products. Our alliances accounted for approximately 25% of our revenues from oilfield products during 2000. We also have commitments to buy tubular products from some of our alliance mills.

COMPETITION

    Oil country tubular goods and line pipe are sold in highly competitive markets. Once users of OCTG products determine which performance characteristics are relevant to their project needs, they base their purchasing decisions on four factors: quality, availability, service and price. We believe that we are competitive in all of these areas. We successfully compete with both seamless OCTG products and seam-annealed electric resistance welded products, as described above under "Our Business -- Our Oilfield Products -- Products." Our electric resistance welded, full-body normalized casing and tubing products compete with seamless OCTG products, and we offer products with the widest variety of diameters, grades and wall thicknesses in the United States. Several domestic manufacturers produce limited lines of OCTG products, and a number of foreign manufacturers produce OCTG products for export to the United States. See "Our Business--Industry Background."

    We believe that, from 1986 through June 2000, the level of imports of OCTG products from Canada and Taiwan was greatly reduced by the existence of anti-dumping duty orders covering imports from these countries. In addition, we believe that since 1995, the level of imports of OCTG products from Argentina, Italy, Japan, Korea and Mexico has been greatly reduced by the existence of anti-dumping duty orders and certain import restrictions. The orders also have had a beneficial impact on prices for OCTG products in the domestic market. Affected parties can request administrative reviews of imposed duties and tariffs.

    In February 2000, in response to a petition filed by domestic welded line pipe producers, including us, and their workers, the United States government granted relief to the line pipe industry under Section 201 of the Trade Act of 1974. The relief, effective March 1, 2000, restricts imports of welded line pipe not exceeding 16 inches in outside diameter to a maximum of 9,000 tons from any country other than Canada and Mexico for three years. Imports in excess of that amount are subject to significant tariffs.

    Anti-dumping and countervailing duty orders may be revoked as a result of periodic "sunset reviews." In June 2000 the United States government completed sunset reviews of the orders covering Canada and Taiwan, revoking both orders. The United States government completed sunset reviews of the orders covering Argentina, Italy, Japan, Korea and Mexico in June 2001 and kept all of these orders in place. The orders remain subject to future sunset reviews beginning in 2005, and to annual reviews by the Department of Commerce. The relief recently granted to the line pipe industry under Section 201 is also subject to a World Trade Organization appeal and possibly further domestic review after that World Trade Organization decision is rendered. In any case, Section 201 relief on line pipe is due to expire on March 1, 2003. In addition, an individual exporter also may obtain revocation as to itself under certain circumstances.

OUR SPECIALTY TUBING PRODUCTS

PRODUCTS

    Our specialty tubing business includes the manufacture, marketing and sale of a variety of tubular products. Our specialty tubular products are generally high value-added premium or custom products often involved in exacting applications. Our specialty tubing products include finned tubular products used in power generation applications and in industrial processing and petrochemical plants.

    FINNED TUBULAR PRODUCTS

    We manufacture custom-engineered specialty finned tubular products used in a variety of heat recovery applications, primarily for heat recovery steam generation in gas-fired, combined-cycle power generating plants. We have the largest domestic manufacturing capacity for finned tubes. Finned tubes are steel tubes with various types of fins or studs welded to the outside to increase the amount of surface area for maximized recovery of heat. Finned tubes significantly raise the efficiency of electric plants by converting exhaust heat into steam to generate additional electricity. The Energy Information Administration anticipates construction of 1,000 new plants by 2020 with 90% of this new capacity projected to be combined-cycle or combustion turbine technology. Accordingly, we expect the heat recovery steam generation market to grow rapidly over the next several years if, as expected, the construction of combined-cycle power generation plants accelerates. Our heat recovery products also serve the petrochemical and food processing industries.

    PRECISION MECHANICAL TUBULARS

    We have one of the largest production capacities in the world for precision mechanical tubular products using the "Drawn Over Mandrel" manufacturing process. The use of the "Drawn Over Mandrel" manufacturing process enables us to achieve higher critical tolerances and dimensional control than other processes. Our precision mechanical tubular product line includes a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties. Our precision mechanical tubular products utilizing the "Drawn Over Mandrel" process have the widest size range (from 1/2" to 15" in outside diameter) in the world and are made from a variety of combinations of chemical compositions, thermal treatments, mechanical properties and surface finishes. Product uses include the manufacture of hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other uses, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers. As a result of the wide range of industrial applications for precision mechanical tubular products, sales traditionally follow general domestic economic conditions.

    The "Drawn Over Mandrel" process uses a drawbench to pull tubing through a die and over a mandrel to shape and smooth surfaces and impart precise dimensional tolerances to tubes. Our production facilities include seven drawbenches. Our 1,000,000 pound drawbench, the largest in the Western Hemisphere, combined with our 800,000 pound drawbench, enables us to access broader markets through the manufacture of larger diameter, thicker wall products. Order quantities for our precision mechanical tubular products are typically less than 20,000 pounds, and are made to exact customer specifications.

    OTHER SPECIALTY TUBING PRODUCTS

    We also produce as-welded specialty tubing. We have developed new thick wall products using enhanced hot reduction technology for applications such as heavy axles for trailers and trucks, including sport utility vehicles, that were typically made out of seamless tubes. This product is also used for other industrial applications.

    In connection with our production of finned tubes, we design and manufacture other products relating to large-scale applied heat recovery technology, such as boiler tubing and economizers. Economizers are bundles of finned tubes arranged to maximize the amount of heat captured from boiler exhaust gases. Economizers are normally used on large boilers for office buildings, hospitals, universities, prisons, breweries and food processing plants. We also manufacture and sell X-ID tubing, which has specific patterns on the interior surface of the tube for enhanced heat transfer.

SALES AND DISTRIBUTION

    Domestically, we market and sell our precision mechanical tubulars through 19 non-exclusive steel service centers and directly to end-users. Our precision mechanical tubulars have detailed design specifications and in some cases long lead times, making annual contracts an efficient mechanism for large purchasers. Internationally, the majority of our precision mechanical tubulars is currently sold directly to end-users. Exports accounted for approximately 20% in 2000, 17% in 1999 and 19% in 1998 of the tonnage of our precision mechanical tubulars. We market our finned tubes and other heat recovery products through a small domestic sales force, an international sales manager based in Quebec and independent distributors. Exports of finned tubulars and other heat recovery tubes accounted for approximately 21% of the revenues from those products in 2000.

COMPETITION

    The market for specialty tubing is competitive and is served by several manufacturers. During 1996, we completed a capital expenditure program to expand our production capacity for precision mechanical tubulars, which is one of the largest in the world using the "Drawn Over Mandrel" manufacturing process.

    Since these products are made to end-user specifications and often require just-in-time delivery, only small quantities are imported into the United States. In contrast to the OCTG products market, seamless and electric resistance welded specialty tubing products differ in their applications. Electric resistance welded tubing, such as precision mechanical tubulars, is preferred for many mechanical tubing applications because its consistent wall thickness requires less machining in the finishing process. In contrast, seamless tubes are used primarily in heavy gauge applications such as boiler and pressure tubing.

OUR FLAT ROLLED STEEL AND OTHER PRODUCTS AND SERVICES

PRODUCTS AND SERVICES

    We also manufacture and market flat rolled steel and other miscellaneous products that are secondary to our manufacture of oilfield and specialty tubing products. We use flat rolled steel primarily in the manufacture of tubular products. We also sell flat rolled steel to fabricators of large diameter transmission pipe, storage tanks, rail cars and a variety of other construction and industrial products. Our participation in the flat rolled steel commodity market provides us flexibility in sourcing lower cost steel for our tubular products and to some extent involves our excess capacity for flat rolled steel as related to the manufacture of our oilfield and specialty tubing products.

    We also market other products such as tubulars for use in structural and piling applications in the construction industry, and we provide transportation, storage and other services.

    We also have a stand-alone steel coil slitting business and a new steel rod to thin steel strip manufacturing process. This business includes a steel coil storage and processing business, where we provide profitable, toll slitting services for major steel customers and also provide steel storage and custom cutting. The steel coil division ships its processed steel on a just-in-time basis for outside customers and to our finned tubing manufacturing operations. We own the rights to our patented cold-rolling process for flattening steel rod into narrow bands of thin-gauge steel which we use as finning material for our finned tubes and into thin strip steel which we sell to third parties.

SALES AND DISTRIBUTION

    We manufacture and sell flat rolled steel directly to end-users and through service centers, primarily in the Southwestern region of the United States. The largest customer of our flat rolled steel, Friedman Industries, Inc., historically has accounted for approximately 75% to 80% of our flat rolled steel sales, as well as substantially all other sales of miscellaneous tubular products other than oilfield and specialty tubing products. This customer has steel processing facilities located adjacent to our facilities in Lone Star, Texas, and those facilities purchase most of their flat rolled steel from us. Sales to this customer represented approximately 10% and 9% of our total revenues for 1999 and 2000, respectively.

    We sell thin steel strip directly to end-users in North America through a small sales force. Flat rolled steel processing services are also sold to steel mills where we receive processing revenues but do not purchase and resell steel.

COMPETITION

    Our flat rolled steel is sold in highly competitive markets generally concentrated in the Southwestern region of the United States. Sales and earnings are affected by the cost of raw materials, use of flat rolled steel by us in the manufacture of our tubular products, demand by outside customers and general economic conditions. Our thin strip flat rolled steel and steel coil slitting services compete against service centers located in the Midwest.

CUSTOMERS

    We sell our oilfield products through our exclusive distributors to numerous end-users, including The Coastal Corporation, Anadarko Petroleum Corporation, Texaco Inc., Burlington Resources Inc., Apache Corporation and Exxon Mobil Corporation. We sell our finned and boiler tube products to over 50 end-users, including Foster Wheeler Corporation, Chicago Tube and Iron Company, Cerrey, Nooter Eriksen, Inc. and Deltak, L.L.C. We sell our precision mechanical tubulars to such distributors and end-users as Earle M. Jorgensen Company, Marmon/Keystone Corp., Hyva, DaimlerChrysler Corporation, American Axle & Manufacturing Holdings, Inc., Ford Motor Company and Dana Corporation.

RESEARCH, DEVELOPMENT, INFORMATION TECHNOLOGY AND PATENTS

    We are committed to technologically innovative product development. With respect to oilfield products, we collaborate with customers and industry groups to develop new grades of OCTG products as well as new products, such as expandable casing. Our expandable casing product was developed for a joint venture between Shell Oil Company and Halliburton Company and was first successfully installed in late 1999 in the Gulf of Mexico, and now has over 30 successful installations to date. Our technical knowledge and high-performance casing products are also being applied in an innovative method for drilling wells using casing instead of drill pipe. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications. In addition, we developed ultrasonic testing methods to assure the quality of our tubing. In the specialty tubing area, our recent product developments include the Aeroseg finned tube, a new thermal mechanically processed "Drawn Over Mandrel" product called QDOM for applications requiring extreme mechanical properties, and thick wall products using hot reduction technology for applications such as heavy axles that are normally made out of seamless tubes. We hold several United States patents covering some of our manufacturing processes and products.

    We also have invested in information technologies that provide the platform for internet-based commercial marketing and resource constrained production planning. We believe our information technologies capabilities will allow us to more profitably run our facilities, give our customers excellent service and facilitate web-based commercial initiatives.

MANUFACTURING CAPABILITIES

    We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located on an approximately 2,000-acre site we own in Lone Star, Texas which contains over 2,000,000 square feet of manufacturing space and approximately 91,000 square feet of oilfield product manufacturing facilities near Houston, Texas. We manufacture our finned tubular products in approximately 387,500 square feet of manufacturing facilities on approximately 131.5 acres that we own or lease in the Tulsa, Oklahoma metropolitan area; Pryor, Oklahoma; Quebec, Canada; and Veracruz and Monterrey, Mexico.

    Our East Texas facilities' annual rated capacity approximates 480,000 slab tons, 1,400,000 flat rolled tons and 1,000,000 welded tubular tons. We have access through commercial alliances with mills for additional oilfield tubular capacity of approximately 800,000 tons per year.

    We have the largest domestic manufacturing capacity for production of finned tubes for heat recovery steam generation. We also license technology relating to the production of finned tubular products to licensees in India, Italy, Japan and Korea.

RAW MATERIALS AND INVENTORY

    In general, we attempt to procure raw materials and to manage our finished goods inventory in a manner that will provide:

    - significant flexibility in responding to the levels of demand for our various products;

    - a short lead time in filling our customers' orders;

    - the capacity to offer a broad product range; and

    - the ability to offer our products at an effective cost.

    We generally produce OCTG products and line pipe to fill specific orders and, accordingly, we maintain the majority of our inventory in the form of steel coils and other raw materials, work-in-process or finished goods earmarked for specific orders. Some work-in-process and finished goods inventories are maintained in order to provide flexibility in responding to customer delivery demands.

    Raw materials for our specialty tubing products are readily available from multiple sources. Steel coils and wire rod are the primary raw materials used in the manufacture of our finned tubular products, and steel coils are the principal raw material used in the manufacture of our precision mechanical tubulars. We usually produce our specialty tubing products to meet specific orders and, accordingly, inventory is managed to minimize the amount of finished goods on hand. Work-in-process inventories are maintained in order to provide flexibility in responding to customer needs.

    We manufacture flat rolled steel primarily for use in producing OCTG products, but also for sale to third parties. We manufacture flat rolled steel using both purchased steel slabs and internally produced slabs.

    We can use steel slabs, scrap steel and steel coils in the manufacture of our tubular products. We primarily purchased steel slabs to meet production needs in 2000, and it was often necessary for us to commit to purchase slabs 90 to 150 days prior to production. We anticipate again using steel slabs for most of our production needs in 2001. Our principal raw material for our internally produced steel slabs is scrap steel, which is internally generated from our operations or available in the spot market. The price of scrap steel and steel slabs can be volatile, is influenced by a number of competitive market conditions beyond our control and is not directly related to the demand for our products.

EMPLOYEES

    At August 31, 2001, we had a total of 2,447 employees, of whom 1,333 were represented by four unions and five bargaining units. The majority of these union workers are represented by the United Steelworkers of America under a contract signed in June 2001, which expires in May 2005. Two of the other agreements, covering an aggregate of approximately 128 warehouse and plant security workers as of August 31, 2001, expire in July 2003 and September 2003, respectively. The remaining two collective bargaining agreements covered a total of 145 employees in Canada and Mexico as of August 31, 2001. Our management considers its relationship with our employees to be good.

    We have dedicated necessary resources and made the commitment to design and implement a health and safety program that will meet the Occupational Safety & Health Administration's (OSHA) Voluntary Protection Program (VPP) Star criteria at our East Texas facilities. The VPP safety management program goes beyond OSHA standards to protect workers more effectively than simple compliance. We plan to submit the application to OSHA by the end of 2001.

FOREIGN OPERATIONS

    Our export sales to destinations outside the United States were approximately $42.7 million in 2000 including heat recovery tubulars, $21.2 million in 1999, and $33.8 million in 1998. We own manufacturing facilities in Quebec, Canada and Veracruz, Mexico and entered into a lease of manufacturing facilities in Monterrey, Mexico that began operations in September 2000. Our export sales of $42.7 million to destinations outside the United States included $7.5 million from these foreign facilities in 2000.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

    Our operations are subject to extensive environmental regulations with respect to air emissions, wastewater discharges, and waste management. Our environmental protection and improvement expenditures totaled approximately
$4 million during the past three years, including expenditures related to PCB transformer elimination, underground storage tank removal, asbestos abatement, waste disposal site closures and out-of-service facility remediation projects.

    In connection with the cleanup of several offsite commercial waste management sites, we, along with many other entities, have been designated a potentially responsible party, or PRP, by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to liability for such cleanup costs. Because cost estimates have been obtained for each of the cleanup actions, and our share has been determined, we do not believe our liability, individually or in the aggregate, will be material to our financial position.

    We have numerous solid waste management units for hazardous and non-hazardous wastes; however, only two Resource Conservation and Recovery Act, or RCRA, hazardous waste units have been closed that require continued post-closure monitoring. We have met our financial assurance requirements, currently estimated at approximately $380,000, for post-closure care. The Texas Natural Resource Conservation Commission, or TNRCC, is in the process of determining what, if any, corrective action is required to address our remaining non-RCRA waste management units.

    We possess necessary authorizations for air emissions, wastewater discharges and waste management. We have sources that are exempt from air emission permitting because they were grandfathered in 1971 when the Clean Air Act rules were implemented. An application was filed with the TNRCC in August 2001 to permit these sources using the TNRCC's new Voluntary Emission Reduction Permit program.

    We are presently in substantial compliance with our permits and applicable air, water and waste management rules and regulations.

LEGAL PROCEEDINGS

    We do not believe, based upon analysis of known facts and circumstances and reports from legal counsel, that any pending legal proceeding will have a material adverse effect on our financial condition. Our Lone Star Steel subsidiary is named as one of a number of defendants in numerous lawsuits alleging that certain individuals were exposed to asbestos on such subsidiary's premises. We did not manufacture any of the products containing the asbestos. Some or all of these claims may not be covered by our insurance. We do not believe, based on an analysis of facts and circumstances known to us, that any of these proceedings would have a material adverse effect on our financial condition.

OUR PROPERTIES

    We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located on an approximately 2,000-acre site we own in Lone Star, Texas which contains over 2,000,000 square feet of manufacturing space. The original facilities, constructed in the 1940's and 1950's, have been expanded and modernized, and include two electric-arc furnaces (EAF) equipped with oxy-fuel burners with a combined capacity of approximately 575,000 ingot tons per year; two rolling mills, a "two-high" mill that rolls the EAF ingots into slabs and a "four-high" single stand reversing Steckel mill that produces flat rolled coils; coil slitting and handling equipment; two pipe welding mills; seven draw benches, including the largest specialty tubing drawbench in the United States; heat-treating facilities; numerous types of ultrasonic and electromagnetic testing and inspection equipment; finishing facilities at which OCTG products are threaded and couplings are applied; and various support facilities including a shortline railroad and other transportation and storage facilities.

    Our annual rated capacity at our East Texas facilities approximates 480,000 slab tons, 1,400,000 flat rolled tons, and 1,000,000 welded pipe tons. We have access through commercial alliance mills to an additional oilfield pipe capacity of approximately 800,000 tons. In 2000, the precision mechanical specialty tubing facilities operated near 80% of capacity. The rolling mills and pipe mills generally operated at approximately 60% of capacity, while the EAF's operated at less than 40% of capacity. In addition to the manufacturing, railway, storage, and other industrial use facilities, we own 7,000 acres in Texas which were purchased primarily for iron ore, coal reserves, or water rights and mineral interests in an additional 12,000 acres in Oklahoma and 60,000 acres in Texas. No minerals have been recovered from these properties for many years because their use is no longer required in our operations. We own nominal oil and gas interests in an additional 18,000 acres in Texas.

    We also have 91,000 square feet of oilfield products manufacturing facilities near Houston, Texas. We manufacture our finned tubular products in approximately 387,500 square feet of manufacturing facilities on approximately
131.5 acres that we own or lease in the Tulsa, Oklahoma metropolitan area; Pryor, Oklahoma; Quebec, Canada; and Veracruz and Monterrey, Mexico. Our headquarters are located in leased facilities in Dallas, Texas.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The historical financial data as of and for the years ended December 31, 1998, 1999 and 2000 were derived from our audited consolidated financial statements. The unaudited consolidated historical financial data as of and for the six months ended June 30, 2000 and 2001 were derived from our unaudited consolidated financial statements. As used in the tables below, except as noted in footnote 5 below: "Pro Forma" for the year ended December 31, 2000 gives effect to (a) our May 2001 Equity Offering (as herein defined), (b) the offering of 9.00% notes and the application of the net proceeds as described under "Use of Proceeds," (c) the Bellville acquisition and (d) the North Star acquisition and related financings as if they had occurred on January 1, 2000. "Pro Forma" for the twelve months ended June 30, 2001 gives effect to (a) our May 2001 Equity Offering, (b) the offering of 9.00% notes and the application of the net proceeds as described under "Use of Proceeds," and (c) the North Star acquisition and related financings as if they had occurred on July 1, 2000. "Pro Forma" as used in the balance sheet dated June 30, 2001 gives effect only to the North Star acquisition and related financings. For purposes of this Form 8-K, our "May 2001 Equity Offering" refers to the underwritten public offering of 1,150,000 shares of our common stock completed May 8, 2001 pursuant to a prospectus supplement dated May 2, 2001, from which the net proceeds received by Lone Star were approximately $49.8 million. This summary historical and pro forma financial information is qualified in its entirety by the more detailed information appearing in our consolidated historical and unaudited consolidated pro forma financial statements and related notes.

                                                     YEAR ENDED                 SIX MONTHS          PRO FORMA        PRO FORMA
                                                    DECEMBER 31,              ENDED JUNE 30,        YEAR ENDED         TWELVE
                                           ------------------------------   -------------------    DECEMBER 31,     MONTHS ENDED
                                             1998       1999       2000       2000       2001          2000        JUNE 30, 2001
                                           --------   --------   --------   --------   --------   --------------   --------------
                                                                                (UNAUDITED)        (UNAUDITED)      (UNAUDITED)
                                                                           (DOLLARS IN MILLIONS)
INCOME DATA:
Revenues:
Oilfield products(1).....................  $ 258.1    $ 187.3    $ 362.0    $ 164.3    $ 234.5      $   645.9        $   772.1
Specialty tubing products(1).............    130.3      126.6      220.9      117.0       94.3          220.9            198.2
Flat rolled steel and other
  products(1)............................     54.0       48.1       62.4       31.5       35.0           62.4             65.9

Total revenues(1)........................    442.4      362.0      645.3      312.8      363.8          929.2          1,036.2
Cost of goods sold(1)....................   (438.0)    (349.2)    (559.4)    (272.9)    (311.6)        (802.5)          (855.6)

Gross profit.............................      4.4       12.8       85.9       39.9       52.2          126.7            180.6
Special charges(2).......................    (14.5)        --         --         --         --             --               --
Selling, general and administrative
  expenses...............................    (20.0)     (15.5)     (33.7)     (17.4)     (16.9)         (53.3)           (52.8)

Operating income (loss)..................    (30.1)      (2.7)      52.2       22.5       35.3           73.4            127.8
Interest expense, net....................     (2.0)      (2.8)     (12.4)      (6.0)      (4.9)         (44.8)           (43.1)
Net income (loss) from continuing
  operations.............................    (32.3)      (5.5)      38.6       15.9       29.7           29.3             81.0

Net income (loss)(3).....................    (24.9)      (5.5)      38.6       15.9       29.7           29.3             81.0

OTHER DATA:
Net cash provided by (used in) operating
  activities.............................  $   8.6    $  28.1    $  (8.6)   $ (16.8)   $  (3.5)     $   (23.2)       $    13.1
Net cash provided by (used in) investing
  activities.............................     (4.3)     (11.7)     (96.6)     (90.0)      (2.5)        (540.9)          (449.1)
Net cash provided by (used in) financing
  activities.............................      2.4      (15.1)     109.7      101.1       83.7          540.4            446.8
EBITDA(4)................................    (14.3)      14.0       73.6       33.0       46.7          114.4            169.8
Pro forma adjusted EBITDA(5).............     12.1       34.7       74.6       34.2       46.7          114.4            169.8
Depreciation and Amortization............     15.8       16.7       21.4       10.5       11.4           41.0             41.9
Capital expenditures.....................     17.6        7.2       23.3        8.3       12.0           32.1             49.0
Ratio of Earnings to Fixed Charges(6)....       --        0.1x       3.4x       3.1x       5.0x           1.4x             2.3x
Ratio of EBITDA to Interest(7)...........                                                                                  3.9
Ratio of Total Debt to EBITDA............                                                                                  2.4

OPERATING DATA (IN TONS):
Oilfield products........................  372,500    336,100    516,000    239,700    335,300         963,000        1,101,600
Specialty tubing products................  111,900    116,700    176,400     96,100     77,300         176,400          157,600
Flat rolled steel and other products.....  144,700    144,600    165,300     83,500     90,600         165,300          172,400
                                           -------    -------    -------    -------    -------      ----------       ----------
Total tons shipped.......................  629,100    597,400    857,700    419,300    503,200       1,304,700        1,431,600
                                           =======    =======    =======    =======    =======      ==========       ==========

                                                                AS OF JUNE 30, 2001
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------   -----------
                                                                    (UNAUDITED)
                                                                   (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  104.4    $      23.4
Net working capital.........................................      285.5          279.5
Marketable securities.......................................        1.0            1.0
Total assets................................................      614.2        1,002.0(8)
Long-term debt..............................................      158.8          400.0
Total debt..................................................      164.8          400.0
Shareholders' equity........................................      339.6          462.8

------------

(1) Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. This pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold. Gross profit, operating income or loss, and net income or loss are unchanged in all periods.

(2) In response to 1998 market conditions, our Lone Star Steel subsidiary restructured and downsized its operations. As a result, special charges of $14.5 million were recognized in operating income (loss) to write down property, plant and equipment and related supplies to fair value
    ($8.1 million), renegotiate or cancel contractual obligations
    ($4.4 million) and to recognize employee severance cost ($2.0 million).

(3) During 1998, Lone Star Steel was relieved of its obligation to provide medical and death benefits under the Coal Industry Retiree Health Benefit Act of 1992 and reversed its liability resulting in a extraordinary gain of $7.4 million.

(4) EBITDA is calculated by adding interest expense, net; other expense (income); income tax expense (benefit); depreciation and amortization of intangibles to net income (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles, or GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

(5) Pro forma adjusted EBITDA for 1998 and 1999 reflects our historical EBITDA combined with the EBITDA of both Bellville and Fintube for the comparable periods. Pro forma adjusted EBITDA for the year ended December 31, 2000 and the six months ended June 30, 2000 reflects our historical EBITDA combined with the EBITDA of Bellville and North Star for the periods from January 1, 2000 to December 31, 2000 and from January 1, 2001 to June 30, 2001, respectively. In addition, pro forma adjusted EBITDA for 1998 is adjusted for $14.5 million of special charges as described in footnote 2 above.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus depreciation and amortization, extraordinary gain and fixed charges. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $32.3 million.

(7) Interest expense reflects interest expense and amortization of debt issuance costs after giving effect to the related financings for the North Star acquisition and the issuance of the outstanding 9.00% notes as if such financings and notes issuance had occurred at the beginning of the period presented.

(8) In connection with the North Star acquisition, we are obtaining an independent appraisal of the acquired assets for purposes of allocating the purchase price among such assets. The allocations used in the pro forma calculations above are estimates and may differ materially from the actual allocations ultimately used by us based on the independent appraisal.

               LONE STAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The Form S-4 contained, among other things, the following disclosures in Lone Star Management's Discussion and Analysis of Financial Condition and Results of Operations:

TWELVE MONTHS ENDED JUNE 30, 2001

    For the twelve months ended June 30, 2001, our revenues were $696.3 million, our operating income was $65.0 million and our EBITDA was $87.3 million. For the same period, oilfield products accounted for 62% of our revenues, specialty tubing products accounted for 29% of our revenues, and flat rolled steel and other products accounted for 9% of our revenues.

FINANCIAL CONDITION AND LIQUIDITY

    We have no direct business operations other than Lone Star Steel, Fintube, and Bellville; and no significant sources of cash other than from investments, the sale of securities or borrowings under the proposed new credit facility once it is established. We are reimbursed by Lone Star Steel for most of our operating costs as provided by our cost-sharing agreement with Lone Star Steel. Under Lone Star Steel's existing revolving credit agreement, our operating costs and Lone Star Steel's portion of our consolidated taxes are the only funds that can be distributed to us. Fintube pays us an annual overhead fee of approximately $1.0 million, which is the maximum amount that was permitted under Fintube's now-terminated credit facility. Bellville's payments to us are not restricted and Bellville pays us an annual overhead fee of $0.2 million.

    At June 30, 2001, Lone Star had available cash and cash equivalents, short-term investments, and marketable securities of $105.4 million, compared to $37.2 million at December 31, 2000. The increase in cash and cash equivalents was generated by our May 2001 Equity Offering and the sale of the 9.00% notes. Lone Star had no immediate cash requirements as of June 30, 2001 since Lone Star Steel, Fintube, and Bellville reimburse Lone Star for their overhead as described in the preceding paragraph.

    Lone Star Steel and Fintube require capital primarily to fund general working capital needs and capital expenditures. Principal sources of funds include cash generated by operations, borrowings under Lone Star Steel's revolving credit facility and borrowings from Lone Star. Bellville requires capital primarily to fund several working capital needs and capital expenditures. Principal sources of funds include cash generated by operations and borrowings from Lone Star.

    Cash provided by (used in) operating activities was $8.6 million for the year ended December 31, 1998, $28.1 million for the year ended December 31, 1999, and $(8.6) million for the year ended December 31, 2000. In 1998, we used the net cash provided by operations primarily to update property, plant and equipment. In 1999, cash provided by operations increased to $28.1 million from $8.6 million in 1998 due to the reduced net loss. In 1999, we used net cash provided by operations to fund capital expenditures and reduce revolving credit facilities. Cash from operations in 2000 decreased due to increased demand for our oilfield products resulting in increased investments in inventories.

    Cash provided by (used in) operating activities was $(6.1) million for the quarter ended June 30, 2000 and $(26.2) million for the quarter ended June 30, 2001. Cash provided by operations increased due to higher net income in the second quarter of 2001, which was offset by the increased investments in inventories and reductions in accounts payable and slab consignment obligations. Cash provided by (used in) operating activities was $(16.8) million and $(3.5) million for the six months ended June 30, 2000 and June 30, 2001, respectively. Cash from operations increased in the six months ended June 30, 2001 primarily due to increased net income and a reduction in accounts payable from the year ended December 31, 2000.

    Cash provided by (used in) investing activities was $(4.3) million for the year ended December 31, 1998, $(11.7) million for the year ended December 31, 1999, and $(96.6) million for the year ended December 31, 2000. Cash used in 1998 and 1999 relates to capital expenditures, and cash used in 2000 primarily relates to our two acquisitions.

    Cash provided by (used in) investing activities was $0.8 million for the quarter ended June 30, 2000 and $(6.2) million for the quarter ended June 30, 2001. Cash used in investing activities increased due to higher capital expenditures in the second quarter of 2001, which was partially offset by sales of marketable securities. Cash provided by (used in) investing activities was $(90.0) million and $(2.5) million for the six months ended June 30, 2000 and June 30, 2001, respectively. Cash used in investing activities decreased in the six months ended June 30, 2001 primarily due to the two acquisitions completed during the first half of 2000.

    Cash provided by (used in) financing activities was $2.4 million for the year ended December 31, 1998, $(15.1) million for the year ended December 31, 1999, and $109.7 million for the year ended December 31, 2000. Cash provided by financing activities in 1998 was from issuance of stock and increased borrowings. Cash used by financing activities for fiscal 1999 was primarily attributable to increased working capital needs due to expanded operations in the second half of the year. Cash provided by financing activities in 2000 was primarily attributable to financing our two acquisitions and higher borrowings to fund additional working capital to meet the increased demand for oilfield products.

    Cash provided by (used in) financing activities was $14.7 million for the quarter ended June 30, 2000 and $99.3 million for the quarter ended June 30, 2001, and $101.1 million and $83.7 million for the six months ended June 30, 2000 and June 30, 2001, respectively. The increase in cash from financing activities in 2001 was primarily attributable to the issuance of stock in our May 2001 Equity Offering and the issuance of our 9.00% notes, offset by the repayment of the credit facilities.

    Our Lone Star Steel subsidiary's credit facility presently consists of a $120.0 million revolving line of credit which expires March 12, 2002. We repaid and terminated our Lone Star Steel subsidiary's $10.0 million term loan due April 1, 2004 in June 2001. We have a commitment letter from a commercial lender to arrange a new $100.0 million senior secured credit facility having Lone Star Technologies and our Lone Star Steel and Fintube subsidiaries as co-borrowers. The new credit facility would replace our Lone Star Steel subsidiary's existing revolving credit facility and our Fintube subsidiary's recently terminated credit facility. See "Our Business -- North Star Acquisition and Related Financings." Under our Lone Star Steel subsidiary's existing revolving credit facility, it can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At our Lone Star Steel subsidiary's option, the interest rate on the revolving line of credit is the prime lending rate plus 1.0% or the LIBOR plus 3.0% (7.75% and 6.75% as of June 30, 2001, respectively). Lone Star Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The term loan was repayable in quarterly installments of $0.5 million, plus interest at the prime lending rate plus 1.5% or the LIBOR plus 3.5% (8.25% and 7.25% as of June 30, 2001, respectively). The remaining credit facility contains various restrictive covenants which require, among other things, that our Lone Star Steel subsidiary meet specified quarterly financial ratios, including cash flow and net worth measurements. In addition, the agreement restricts Lone Star Steel's ability to incur additional indebtedness and prohibits its ability to pay dividends. Lone Star Steel's assets other than real estate secure the remaining credit facility, and we have guaranteed $25.0 million of Lone Star Steel's credit facilities. At June 30, 2001, our Lone Star Steel subsidiary had no debt outstanding. At
August 31, 2001, there were no borrowings under the revolving credit facility.

    On August 16, 2001 our Fintube subsidiary repaid and terminated the credit facility it established in January 2000 that provided a $20.0 million revolving line of credit and a $39.0 million term loan used to pay part of the cash portion of the purchase price in its acquisition of substantially all of the assets of Fintube Limited Partnership. We have a commitment letter from a commercial lender to arrange a credit facility in favor of Lone Star Technologies, Lone Star Steel and Fintube that would replace the terminated credit facility and our Lone Star Steel subsidiary's existing credit facility. See "Our Business -- North Star Acquisition and Related Financings." Under the now-terminated revolving line of credit, our Fintube subsidiary could borrow an amount based on a percentage of eligible accounts receivable and eligible inventory, reduced by outstanding letters of credit. At June 30, 2001, the line of credit included a base revolver, a LIBOR revolver, and a base swingline note. As of June 30, 2001, there were no amounts outstanding under our Fintube subsidiary's revolving line of credit. The term loan would have matured in 2005 and was payable in quarterly installments of $1.5 million through 2002 and of $1.75 million from 2003 to 2005, with a balance remaining at June 30, 2001 of $14.8 million. Interest on the term loan was 7.4% at June 30, 2001, based on the Eurodollar rate plus a variable tied to our Fintube subsidiary's leverage ratio. Interest on the revolving credit facility was based, at our Fintube subsidiary's choice, on either a domestic source or a Eurodollar borrowing rate, both of which fluctuated depending on our Fintube subsidiary's leverage ratio. As of June 30, 2001, the applicable interest rate on our Fintube subsidiary's base revolver, base swingline and LIBOR revolver was 7.25% in each case. The credit agreement required, among other things, that our Fintube subsidiary maintain a minimum net worth, a minimum leverage ratio, a minimum fixed charge coverage ratio, and a capital expenditures limit. In addition, the agreement restricted our Fintube subsidiary's ability to incur additional debt and prohibited its ability to pay dividends. Both the revolving and the term loans were secured by substantially all of the assets of our Fintube subsidiary and were guaranteed by Lone Star ST Holdings, Inc. and Fintube Canada, Inc.

    Our Fintube subsidiary used interest rate swap agreements to manage its exposure to interest rate movements by effectively converting a portion of its debt from a variable to a fixed rate. Under its interest rate swap agreements, Fintube had agreed to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return an amount equal to a specified variable rate times the same notional principal amount. In August 2001, we terminated these agreements, which would have expired in March 2003, resulting in a charge of $0.8 million.

    Lone Star is, and will continue after giving effect to the North Star acquisition and related financings to be, highly leveraged. On August 31, 2001 we had total indebtedness of approximately $150.0 million and stockholders' equity of approximately $341.8 million. Our ratio of earnings to fixed charges on a pro forma basis for the May 2001 Equity Offering, the offering of 9.00% notes and the use of the proceeds therefrom would have been 3.3x for fiscal 2000 and 3.9x for the twelve months ended June 30, 2001. Our leverage will increase substantially, however, as a result of the proposed North Star acquisition and related financings. On a pro forma basis for our May 2001 Equity Offering, the issuance of 9.00% notes and the use of the proceeds therefrom and the North Star acquisition and related financings, our ratio of earnings to fixed charges would have been 1.4x for fiscal 2000 and 2.3x for the twelve months ended June 30, 2001. See "Our Business -- North Star Acquisition and Related Financings." Although we plan to issue $130.0 million of our common stock to help finance the North Star acquisition, we also plan to take the following actions which will increase our leverage significantly:

    - We, together with our Lone Star Steel and Fintube subsidiaries, plan to borrow $100 million under a proposed senior secured credit facility to help finance the North Star acquisition;

    - We currently expect to offer approximately $150.0 million of new senior subordinated notes that will be pari passu with the 9.00% notes to help finance the North Star acquisition; and

    - We plan to expend approximately $66.2 million of cash on hand to help finance the North Star acquisition.

    We continually evaluate opportunities to access appropriate capital markets and other financing opportunities in connection with the funding of our current operations and the expansion of our business, including through acquisitions.

    We operate in capital intensive businesses. We have made, and we expect we will be required to make, significant capital expenditures each year both for recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make capital expenditures for technological improvements and for research and development projects. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

    Our capital expenditures budget for 2001 is approximately $28.0 million. We require capital primarily to fund general working capital needs and capital expenditures. Principal sources of funds include cash generated by operations and credit facility borrowings. We believe these sources of funds will provide the liquidity necessary to fund our capital expenditure requirements during 2001.

    Our operations are subject to environmental compliance and permitting requirements of various foreign, federal, state and provincial governmental agencies. We believe that the cost of maintaining compliance with environmental requirements will fall within our contemplated operating and capital expenditure plans, averaging between $1.0 million and $2.0 million annually in the foreseeable future.

    Lone Star believes that reimbursements by our Lone Star Steel, Fintube and Bellville subsidiaries for most of their operating costs and funds generated by cash and investments will be adequate to fund Lone Star's cash requirements during 2001 except in connection with the North Star acquisition, with respect to which the related financings will be necessary. See "Our Business -- North Star Acquisition and Related Financings."

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Statement No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Accounting for gains or losses resulting from changes in the values of those derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. Statement No. 138 amends Statement No. 133 to clarify the appropriate accounting for certain hedging transactions. The Statements are effective for the year beginning January 1, 2001. Upon adoption of Statement No. 133 on January 2, 2001, we recorded a transition obligation of $0.5 million related to an interest rate swap agreement. Additionally, we recorded a loss to other comprehensive income of $0.5 million.

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires, among other things, all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting. Statement No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. Under Statement No. 142, goodwill will no longer be amortized over its estimated useful life, but instead will be tested for impairment at least annually. Statement No. 142 will be effective for fiscal years beginning after December 15, 2001 and must be adopted at the beginning of a fiscal year. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of Statement No. 142. However, goodwill associated with business combinations before June 30, 2001 will continue to be amortized until December 31, 2001. We are currently assessing the impact of Statement No. 141 and Statement No. 142; however, we do not expect to incur an impairment to our historical goodwill or intangibles. Currently, we amortize goodwill associated with the Fintube and Bellville acquisitions of approximately $0.6 million per quarter.

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and are subsequently allocated to expense over the asset's useful life. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We have not yet determined the impact that Statement No. 143 will have on our results of operations and financial position.

  NORTH STAR TUBULAR PRODUCTS DIVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING IS A DISCUSSION OF NORTH STAR TUBULAR PRODUCTS DIVISION'S RESULTS OF OPERATIONS AND CURRENT FINANCIAL CONDITION. THE TUBULAR PRODUCTS DIVISION IS COMPRISED OF NORTH STAR STEEL OHIO AND UNIVERSAL TUBULAR
SERVICES, INC., A WHOLLY OWNED SUBSIDIARY OF NORTH STAR STEEL COMPANY, WHICH IS, IN TURN, A WHOLLY OWNED SUBSIDIARY OF CARGILL, INCORPORATED. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE TUBULAR PRODUCTS DIVISION FINANCIAL STATEMENTS INCLUDED IN THIS FORM 8-K. THE DISCUSSION OF THE TUBULAR PRODUCTS DIVISION'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION INCLUDES VARIOUS FORWARD-LOOKING STATEMENTS ABOUT THE TUBULAR PRODUCTS DIVISION'S MARKETS, THE DEMAND FOR ITS PRODUCTS AND SERVICES AND ITS FUTURE RESULTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS THAT THE TUBULAR PRODUCTS DIVISION'S MANAGEMENT CONSIDERS REASONABLE.

    The Tubular Products Division was a division of North Star Steel, a subsidiary of Cargill, during the reporting periods analyzed in this North Star Management's Discussion and Analysis. North Star Management's Discussion and Analysis of the Tubular Products Division's historical operating results is based on a fiscal year end of May 31st. Demand for the Tubular Products Division's products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations as to future prices. According to industry reports, domestic drilling activity increased in the fiscal year ended May 31, 2001 by 46% compared to the previous year. At fiscal year-end 2001, 1,234 rigs were active, compared to 844 rigs at May 31, 2000.

    The Tubular Products Division's products consist of seamless line pipe, mechanical pipe, coupling stock and casing primarily used in the oil and gas exploration and transmission industry. For the twelve months ended June 30, 2001, revenues were $339.8 million, operating income was $78.1 million and EBITDA was $82.4 million. For the same period, the Tubular Products Division shipped 328,000 tons of casing, 80,000 tons of mechanical pipe, and 56,000 tons of couplings.

HISTORICAL RESULTS OF OPERATIONS

    The Tubular Products Division's shipments by product segment for the fiscal years ended May 31, 1999, 2000, and 2001 are detailed as follows:

                                                              FISCAL YEAR ENDED MAY 31
                                           ---------------------------------------------------------------
                                                  1999                  2000                  2001
                                           -------------------   -------------------   -------------------
PRODUCT                                     (TONS)      (%)       (TONS)      (%)       (TONS)      (%)
-------                                    --------   --------   --------   --------   --------   --------
Alloy casing.............................  182,000      56.7     215,000      51.3     308,000      64.6
Carbon casing............................   21,000       6.5      27,000       6.4      20,000       4.2
Alloy couplings..........................    4,000       1.3      11,000       2.6      23,000       4.8
Carbon couplings.........................   10,000       3.1      21,000       5.0      33,000       6.9
Line pipe/Std. pipe......................   80,000      24.9     105,000      25.0      80,000      16.8
Structural...............................    8,000       2.8      13,000       3.1      12,000       2.5
Blooms...................................   15,000       4.7      27,000       6.5       1,000       0.2
                                           -------     -----     -------     -----     -------     -----
  Total..................................  320,000     100.0     419,000     100.0     477,000     100.0

FISCAL YEAR ENDED MAY 31, 2001 COMPARED TO 2000

    NET REVENUES of $328.6 million for the year ended May 31, 2001 were up 48% from 2000 as a direct result of demand for oilfield products, which improved in 2001 due to a consistent increase in drilling activity. According to industry reports drilling activity increased in fiscal 2001 by 46% compared to the previous year. Shipments of alloy casing increased 43% in 2001 relative to the previous year. Prices also increased as a result of increased demand.

    GROSS PROFIT for 2001 was $91.3 million, compared to $21.0 million in 2000. Gross profit and operating income benefited from increased volumes for all products and an increase in the overall product mix of alloy casing, which accounted for 64.6% of overall sales in 2001 compared to 51.4% in 2000.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES increased in 2001 to
$18.7 million, primarily due to the increased sales volumes, increased profit sharing expenses and corporate allocations from Cargill. Selling, general and administrative expenses as a percentage of sales were 6% in 2001 compared to 8% in the previous year.

    INTEREST EXPENSE, NET decreased $0.5 million for fiscal 2001 to $1.8 million primarily due to the change in the due to/due from account with Cargill, which bears variable interest rates on the outstanding amounts. The due to/due from account was a $2.2 million receivable from Cargill at May 31, 2001, compared to a $31.9 million payable to Cargill at May 31, 2000. The change in the Cargill due to/due from account was attributable to increased cash flows from operations resulting from increased domestic drilling activity and the resulting sales.

    MISCELLANEOUS INCOME decreased from income of $3.8 million in fiscal 2000 to an expense of $0.5 million in fiscal 2001. The decrease was attributable to the $3.8 million in miscellaneous income in fiscal 2000, which was comprised of refunds received from certain suppliers and a change in accounting estimate related to critical spare parts inventory.

    NET INCOME for 2001 was $45.3 million, compared to $3.2 million in 2000. Factors contributing to the increase in net income included increased tons shipped for all products and an increase in the overall product mix of higher margin alloy casing, which accounted for 64.6% of overall sales in 2001 compared to 51.4% in 2000.

FISCAL YEAR ENDED MAY 31, 2000 COMPARED TO 1999

    NET REVENUES of $221.6 million in 2000 were 19% higher than in 1999. Tons shipped increased 31% from 1999, including an 18% increase in alloy casing tons shipped. However, alloy casing decreased in the overall product sales mix by 5.3%. The change in product mix was due to deterioration in the domestic oil and gas market and a decrease in related drilling activity in the latter half of calendar year 1999 and the beginning of calendar year 2000.

    GROSS PROFITS decreased 22% from $26.8 million in 1999 to $21.0 million in 2000 due to a continued decline in oil and gas market conditions early in the fiscal year that resulted in a change in the product mix by increasing less profitable line pipe/standard pipe and structural and bloom sales.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES increased 15.5% from
$15.0 million in 1999 to $17.4 million in 2000 due to increased corporate allocations from Cargill and profit sharing expenses. Selling, general and administrative expenses as a percentage of sales were 8% in both 2000 and 1999. The increase in selling, general and administrative expenses was primarily attributable to additional information technology costs of $1.1 million and a $0.5 million increase in depreciation allocations from Cargill.

    INTEREST EXPENSE, NET increased 53% from $1.5 million in 1999 to
$2.3 million in 2000, primarily due to the increase in the average debt outstanding in the due to/due from account with Cargill which bears interest at variable rates. The Tubular Products Division was in a net borrowing position with Cargill due to cash outflows from operations attributable to the increased working capital requirements to meet the increase in demand for oilfield products.

    MISCELLANEOUS INCOME for the year ended May 31, 2000 included $2.1 million received in fiscal 2000 for settlement refunds received from certain suppliers; and $1.6 million in income from a change in accounting estimate related to critical spare parts inventory. Miscellaneous income in fiscal 1999 of $2.4 million primarily consisted of settlement refunds from certain suppliers.

    NET INCOME for 2000 was $3.2 million compared to net income of $7.8 million in 1999. The overall decrease in net income is primarily attributable to the increase in lower margin products as a result of the declining oil and gas market conditions in the first half of 1999. This decrease in income was offset by the $3.8 million in miscellaneous income, which was comprised of refunds received from certain suppliers and a change in accounting estimate related to critical spare parts inventory.

FINANCIAL CONDITION AND LIQUIDITY

    Available cash and cash equivalents are managed through the due to/due from account with Cargill resulting in no cash or cash equivalents on the Tubular Products Division's financial statements.

    Cash provided by (used in) operating activities was $38.6 million for the year ended May 31, 2001, $(0.8) million for the year ended May 31, 2000, and $20.4 million for the year ended May 31, 1999. Cash from operations increased in fiscal 2001 primarily due to a 48% increase in product sales. Cash for operating activities for the year ended May 31, 2000 was negatively impacted by the change in product mix to lower margin products as a result of declining market conditions in calendar year 1999 and the beginning of calendar year 2000, and a 52% increase in accounts receivable from May 31, 1999.

    Cash used in investing activities was $4.5 million for the year ended
May 31, 2001, $14.8 million for the year ended May 31, 2000, and $19.9 million for the year ended May 31, 1999. Cash used in investing activities for all years was due to the Tubular Products Division's additions to property, plant and equipment, which included a new electric arc furnace at the Youngstown, Ohio facility for which construction began in 1999 and was completed in 2000.

    Cash provided by (used in) financing activities was $(34.1) million for the year ended May 31, 2001, $15.6 million for the year ended May 31, 2000, and $(1.2) million for the year ended May 31, 1999. Changes in financing activities were primarily due to the changes in the due to/due from account with Cargill. Cash provided by financing activities for the year ended May 31, 2000, was primarily attributable to a $16.0 million capital contribution from Cargill as part of the annual intercompany recapitalization between companies. Cash used in financing activities for fiscal 1999 included a $3.8 million dividend paid to Cargill.

   NORTH STAR TUBULAR PRODUCTS DIVISION SELECTED CONSOLIDATED FINANCIAL DATA

    The historical Statement of Income Data, Other Data and Balance Sheet Data as of and for each of the years in the three-year period ended May 31, 2001 have been derived from North Star Tubular Products Division's consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. You should read the information contained in this section in conjunction with "North Star Tubular Products Division Management's Discussion and Analysis of Financial Condition and Results of Operations," North Star Tubular Products Division's historical consolidated financial statements and related notes and Lone Star's unaudited consolidated pro forma financial statements and related notes which give effect to the North Star acquisition and related financings, all of which are included in this Form 8-K.

                                                                    YEAR ENDED MAY 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
STATEMENT OF INCOME DATA:
Net Sales...................................................  $ 187.0    $ 221.6    $ 328.6
Cost of sales...............................................   (160.2)    (200.5)    (237.3)
                                                              -------    -------    -------
Gross profits...............................................     26.8       21.1       91.3
Selling, general and administrative expenses................    (15.0)     (17.4)     (18.7)
                                                              -------    -------    -------
Earnings from operations....................................     11.8        3.7       72.6
Interest expense, net.......................................     (1.4)      (2.3)      (1.8)
Miscellaneous income (expense)(1)...........................      2.4        3.8       (0.5)
                                                              -------    -------    -------
Earnings before income tax..................................     12.8        5.2       70.3
Income tax..................................................     (4.9)      (2.0)     (25.0)
                                                              -------    -------    -------
Net earnings................................................  $   7.9    $   3.2    $  45.3
                                                              =======    =======    =======
OTHER DATA:
Net cash provided by (used in) operating activities.........  $ (20.4)   $  (0.8)   $  38.6
Net cash provided by (used in) investing activities.........    (19.2)     (14.8)      (4.5)
Net cash provided by (used in) financing activities.........     (1.2)      15.6      (34.1)
EBITDA(2)...................................................     14.5        7.2       76.9
Depreciation and amortization...............................      2.7        3.5        4.3
Capital expenditures........................................     19.2       14.8        4.5

                                                                      AS OF MAY 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Total current assets........................................   $ 51.6     $ 64.0     $ 91.3
Short term investments......................................       --         --         --
Net working capital.........................................     22.3       33.0       46.3
Marketable securities.......................................       --         --         --
Total assets................................................    109.1      129.8      157.4
Total current liabilities...................................     29.2       30.9       45.0
Total debt(3)...............................................     32.2       31.9         --
Total equity................................................     45.7       65.0      110.3

------------

(1) Fiscal year 2000 miscellaneous income includes $2.1 million received in fiscal 2000 for settlement refunds received by North Star's Tubular Products Division from certain suppliers; and $1.6 million in income from a change in accounting estimate related to critical spare parts.

(2) EBITDA is calculated by adding interest expense, net; other expense (income); income tax expense (benefit); depreciation and amortization of intangibles to net income (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

(3) Debt represents advances or borrowings by North Star's Tubular Products Division from its parent company, Cargill, Incorporated. As of fiscal year-end 2001, North Star's Tubular Products Division had a receivable of $2.2 million from Cargill.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    On August 16, 2001, we entered into a definitive agreement to acquire the assets of the Tubular Products Division of North Star Steel Company, a subsidiary of Cargill, Incorporated, for approximately $430.0 million and the assumption of certain working capital liabilities. The transaction is presently scheduled to close in fourth quarter 2001. We plan to finance the North Star acquisition with $100.0 million in borrowings under our proposed senior credit facility, our proposed issuance of $150.0 million in new senior subordinated notes, our proposed issuance of $130.0 million of common stock and approximately $66.2 million of cash on hand, although the relative amounts may change based on market conditions and other factors. The North Star acquisition will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the identifiable assets and liabilities will be recorded as goodwill. The portion of the purchase price allocated to the net identifiable assets is preliminary and subject to revision following the results of an appraisal and identification of intangible assets.

    On April 1, 2000 Lone Star purchased substantially all of the assets of Bellville Tube Corporation for a base purchase price of $14.8 million less a $0.2 million adjustment for working capital. We financed the Bellville acquisition through cash held by Lone Star and $5.0 million of borrowings. Our Bellville acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon fair value at the date of the Bellville acquisition. The excess purchase price over the fair values of the tangible net assets acquired of approximately $7.3 million has been recorded as goodwill and is being amortized on a straight-line basis over 30 years; however, under the provisions of SFAS No. 142, this amortization will cease as of January 1, 2002. In the event that facts and circumstances indicate that the goodwill may be impaired, an evaluation of recoverability will be performed.

    The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2000, the six-month period ended June 30, 2001, and the supplemental twelve-month period ended June 30, 2001, give effect to the proposed North Star acquisition and related financings as if they had occurred on January 1, 2000 for the year ended December 31, 2000; on January 1, 2001 for the six months ended June 30, 2001; and on July 1, 2000 for the supplemental twelve-month period ended June 30, 2001. In addition, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 gives effect to the Bellville acquisition as if it had occurred on January 1, 2000. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2001 gives effect to the proposed North Star acquisition and related financings as if they had occurred on June 30, 2001. The accompanying pro forma adjustments include: (i) the acquisition of the net assets of the Tubular Products Division for approximately $430.0 million; (ii) the establishment by Lone Star of a $100.0 million credit facility; (iii) the issuance of $150.0 million in senior subordinated notes; (iv) the sale of $130.0 million of common stock; and (v) the use of approximately $66.2 million of cash on hand for the remainder of the purchase price and payment of acquisition costs and financing fees associated with the North Star acquisition and related financings.

    The attack on the Pentagon and World Trade Center on September 11, 2001 may lead to continued political and economic uncertainty that may continue to adversely affect the United States financial markets. Accordingly, there can be no assurance that we will be able to obtain the related financings for the North Star acquisition at all or on terms or within the time frame that might have been possible had the attack not occurred.

    The Unaudited Pro Forma Consolidated Financial Information is based on the historical financial statements of Lone Star, Bellville Tube Corporation, and the Tubular Products Division. The pro forma adjustments are based upon certain assumptions that Lone Star considers reasonable in the circumstances. We are obtaining an independent appraisal of the acquired assets for purposes of allocating the purchase price among such assets. The allocations used in the pro forma calculations are estimates and may differ materially from the actual allocations ultimately used by us based on the independent appraisal. These adjustments are directly attributable to the transactions referenced above and are expected to have a continuing impact on Lone Star's business, results of operations, and financial position.

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that specific criteria be used for the recognition of intangible assets separately from goodwill. SFAS No. 142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, and that goodwill be tested for realizability at a reporting unit level both annually and whenever events or circumstances indicate that goodwill might be impaired. The Company has adopted SFAS No. 141 effective July 1, 2001, and SFAS No. 142 will be adopted on January 1, 2002; however, any goodwill and intangible assets acquired subsequent to June 30, 2001, will be immediately subject to the provisions of SFAS No. 142. The Company will account for the North Star acquisition under the purchase method of accounting, in accordance with the provisions of SFAS No. 141. For purposes of the Unaudited Pro Forma Consolidated Financial Statements, the goodwill acquired in conjunction with the North Star acquisition is not amortized, but will be subject to testing for impairment annually and whenever circumstances indicate that an impairment has occurred. The goodwill associated with all previous Lone Star acquisitions will continue to be amortized through December 31, 2001 and is reflected as such in the accompanying statements.

DETERMINATION AND ALLOCATION OF THE TUBULAR PRODUCTS DIVISION PURCHASE PRICE

    The preliminary allocation of the pro forma purchase price is as follows:

                                                              (IN MILLIONS)
                                                              -------------
Tubular Products Division purchase price....................     $430.0
Estimated transaction costs.................................        5.5
                                                                 ------
Pro forma purchase price....................................      435.5
Net assets acquired(1)......................................      121.7
                                                                 ------
Excess purchase price.......................................     $313.8
                                                                 ======
Allocation of excess purchase price:
  Inventory.................................................     $  6.3
  Property, Plant, and Equipment............................       67.9
  Identifiable Intangibles..................................       10.0
  Goodwill..................................................      229.6
                                                                 ------
Total excess purchase price.................................     $313.8
                                                                 ======

---------
(1) Excludes assets not acquired and liabilities not assumed. See the Unaudited Pro Forma Condensed Consolidated Balance Sheet, footnotes (K) and (L).

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                              BELLVILLE                         PRO FORMA           NORTH STAR'S
                           LONE STAR        FOR THE THREE                     LONE STAR AND       TUBULAR PRODUCTS
                          TECHNOLOGIES          MONTHS                          BELLVILLE             DIVISION
                       FOR THE YEAR ENDED       ENDED         BELLVILLE     FOR THE YEAR ENDED   FOR THE YEAR ENDED    FINANCING
                         12/31/2000(A)       3/31/2000(B)    ADJUSTMENTS        12/31/2000         12/31/2000(G)      ADJUSTMENTS
                       ------------------   --------------   ------------   ------------------   ------------------   ------------
Net Revenues.........       $ 645.3             $ 3.5           $(3.3)(C)        $ 645.5              $ 283.7            $   --
Cost of goods sold...        (559.4)             (2.4)            3.4 (D)         (558.4)              (229.3)               --
                            -------             -----           -----            -------              -------            ------
  Gross profit.......          85.9               1.1             0.1               87.1                 54.4                --

Selling, general, and
  administrative
  expenses...........         (33.7)             (0.5)           (0.1)(E)          (34.3)               (18.5)               --
                            -------             -----           -----            -------              -------            ------
  Operating income
  (loss).............          52.2               0.6              --               52.8                 35.9                --
Interest expense,
  net................         (12.4)               --            (0.3)(F)          (12.1)                (2.5)            (30.2)(H)
Other income
  (expense)..........           0.6                --              --                0.6                  1.6                --
                            -------             -----           -----            -------              -------            ------
  Income from
  continuing
  operations before
  income tax.........          40.4               0.6             0.3               41.3                 35.0             (30.2)
Income tax...........          (1.8)               --              --               (1.8)               (12.2)              1.5 (I)
                            -------             -----           -----            -------              -------            ------
  Income from
  continuing
  operations.........       $  38.6             $ 0.6           $ 0.3            $  39.5              $  22.8            $(28.7)

Per common share --
  basic:
  Net income from
  continuing
  operations.........       $  1.64

Per common share --
  diluted:
  Net income from
  continuing
  operations.........       $  1.59

Weighted average
  shares outstanding

  Basic..............          23.5                                                                                         9.3 (J)

  Diluted............          24.3                                                                                         9.3 (J)


                                          PRO FORMA
                                          LONE STAR
                       ACQUISITION    FOR THE YEAR ENDED
                       ADJUSTMENTS        12/31/2000
                       ------------   ------------------
Net Revenues.........     $   --           $ 929.2
Cost of goods sold...      (14.8)(K)        (802.5)
                          ------           -------
  Gross profit.......      (14.8)            126.7
Selling, general, and
  administrative
  expenses...........       (0.5)(L)         (53.3)
                          ------           -------
  Operating income
  (loss).............      (15.3)             73.4
Interest expense,
  net................         --             (44.8)
Other income
  (expense)..........         --               2.2
                          ------           -------
  Income from
  continuing
  operations before
  income tax.........      (15.3)             30.8
Income tax...........       11.0 (I)          (1.5)
                          ------           -------
  Income from
  continuing
  operations.........     $ (4.3)          $  29.3
Per common share --
  basic:
  Net income from
  continuing
  operations.........                      $  0.89
Per common share --
  diluted:
  Net income from
  continuing
  operations.........                      $  0.87
Weighted average
  shares outstanding
  Basic..............                         32.8
  Diluted............                         33.6

    The accompanying notes are an integral part of this unaudited pro forma financial statement.

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        NORTH STAR'S
                                                      TUBULAR PRODUCTS
                                    LONE STAR             DIVISION                                              PRO FORMA
                                FOR THE SIX MONTHS   FOR THE SIX MONTHS                                         LONE STAR
CONSOLIDATED STATEMENTS OF        ENDED JUNE 30,       ENDED JUNE 30,      FINANCING     ACQUISITION    FOR THE SIX MONTHS ENDED
INCOME                               2001(M)              2001(N)         ADJUSTMENTS    ADJUSTMENTS          JUNE 30, 2001
--------------------------      ------------------   ------------------   ------------   ------------   -------------------------
Net revenues..................       $ 363.8              $ 180.7            $   --         $  --                $ 544.5
Cost of goods sold............        (311.6)              (124.0)               --          (7.4)(K)             (443.0)
                                     -------              -------            ------         -----                -------
  Gross profit................          52.2                 56.7                --          (7.4)                 101.5

Selling, general and
  administrative expenses.....         (16.9)               (10.3)               --          (0.6)(L)              (27.8)
                                     -------              -------            ------         -----                -------
  Operating income (loss).....          35.3                 46.4                --          (8.0)                  73.7

Interest expense, net.........          (4.9)                (0.6)            (16.4)(H)        --                  (21.9)
Other income (expense)........           0.2                   --                --            --                    0.2
                                     -------              -------            ------         -----                -------
  Income from continuing
  operations before income
  tax.........................          30.6                 45.8             (16.4)         (8.0)                  52.0
Income tax....................          (0.9)               (16.2)              0.8 (I)      13.7 (I)               (2.6)
                                     -------              -------            ------         -----                -------
  Income from continuing
  operations..................          29.7                 29.6             (15.6)          5.7                   49.4

Per common share -- basic:
  Net income from continuing
  operations..................       $  1.23                                                                     $  1.47

Per common share -- diluted:
  Net income from continuing
  operations..................       $  1.20                                                                     $  1.45

Weighted average shares
  outstanding

Basic.........................          24.2                                    9.3 (J)                             33.5
Diluted.......................          24.8                                    9.3 (J)                             34.1

    The accompanying notes are an integral part of this unaudited pro forma financial statement.

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES
       SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
            OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                   LONE STAR               NORTH STAR'S                                              PRO FORMA
                             FOR THE TWELVE MONTHS   TUBULAR PRODUCTS DIVISION                                       LONE STAR
CONSOLIDATED                    ENDED JUNE 30,         FOR THE TWELVE MONTHS      FINANCING     ACQUISITION    FOR THE TWELVE MONTHS
STATEMENTS OF INCOME                2001(O)           ENDED JUNE 30, 2001(P)     ADJUSTMENTS    ADJUSTMENTS     ENDED JUNE 30, 2001
--------------------         ---------------------   -------------------------   ------------   ------------   ---------------------
Net revenues...............         $ 696.3                   $ 339.9               $   --         $   --            $1,036.2
Cost of goods sold.........          (598.1)                   (242.7)                  --          (14.8)(K)          (855.6)
                                    -------                   -------               ------         ------            --------
  Gross profit.............            98.2                      97.2                   --          (14.8)              180.6

Selling, general and
  administrative
  expenses.................           (33.2)                    (19.1)                  --           (0.5)(L)           (52.8)
                                    -------                   -------               ------         ------            --------
  Operating income
    (loss).................            65.0                      78.1                   --          (15.3)              127.8

Interest expense, net......           (11.3)                     (1.6)               (30.2)(H)         --               (43.1)
Other income (expense).....             0.6                        --                   --             --                 0.6
                                    -------                   -------               ------         ------            --------
  Income from continuing
    operations before
    income tax.............            54.3                      76.5                (30.2)         (15.3)               85.3
Income tax.................            (1.9)                    (27.2)                 1.5 (I)       23.3 (I)            (4.3)
                                    -------                   -------               ------         ------            --------
  Income from continuing
    operations.............            52.4                      49.3                (28.7)           8.0                81.0

Per common share -- basic:
  Net income from
    continuing
    operations.............         $  2.17                                                                          $   2.42

Per common share --
  diluted:
  Net income from
    continuing
    operations.............         $  2.11                                                                          $   2.38

Weighted average shares
  outstanding

  Basic....................            24.2                                            9.3 (J)                           33.5
  Diluted..................            24.8                                            9.3 (J)                           34.1

    The accompanying notes are an integral part of this unaudited pro forma financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(A) The historical balances for Lone Star are derived from the audited financial statements of Lone Star for the year ended December 31, 2000.

(B) The historical balances for Bellville are derived from the audited financial statements of Bellville for the three months ended March 31, 2000.

(C) The adjustment reflects the elimination of intercompany transactions between Lone Star and Bellville.

(D) The adjustment reflects the incremental change in depreciation expense due to purchase accounting adjustments to the fair value of property, plant, and equipment consistent with the depreciation policies used by Lone Star and the elimination of the effects of sales between Lone Star and Bellville.

Reduction in depreciation expense...........................    $0.1
Elimination of intercompany transactions....................     3.3
                                                                ----
                                                                $3.4
                                                                ====

(E) The adjustment reflects the incremental change in amortization expense due to purchase accounting and adjustments to intangible assets in connection with the Bellville acquisition consistent with the amortization policies utilized by Lone Star.

(F) The adjustment reflects a reduction in interest income on the invested cash used to acquire Bellville and interest expense associated with the incremental borrowings under Lone Star Steel's revolving credit agreement in connection with the financing of the Bellville acquisition.

(G) The historical balances for North Star's Tubular Products Division are derived from the unaudited financial statements for the twelve months ended December 31, 2000.

(H) The adjustment reflects:

           - interest expense on the proposed $100.0 million revolving credit agreement, net of interest expense on the extinguishment of existing debt;

           - interest expense on the new senior subordinated notes;

           - borrowing costs associated with bridge financing prior to the issuance of the new senior subordinated notes;

           - the amortization of deferred issuance costs associated with the new borrowings over periods ranging from 3 to 10 years; and

           - a reduction in interest income on the invested cash used to acquire the Tubular Products Division.

(I) The adjustment represents the tax effect of financing adjustments and an amount to realize the pro forma income taxes at an assumed effective rate of 5%, representing alternative minimum tax and state taxes. Lone Star has substantial net operating loss carryforwards, which can be utilized to offset taxable income. Due to uncertainties regarding possible utilization of net operating losses, including the sensitivity of earnings to the level of domestic drilling activity, valuation allowances have been recognized to fully reserve the net deferred tax assets.

(J) The adjustment reflects the proposed issuance of approximately 9.3 million shares of common stock. Of these shares, approximately 2.4 million shares can be sold to Cargill for $50.0 million at $20.75 per share, as allowed under the purchase agreement. Additional shares are to be issued to yield approximately $80.0 million at an assumed share price of $11.67.

(K) The adjustment reflects the reclassification of North Star's Tubular Products Division depreciation expense to cost of sales to conform with Lone Star's depreciation policies and to record the incremental depreciation expense due to a purchase accounting adjustment to increase the value of property, plant, and equipment acquired.

(L) The adjustment reflects the amortization expense on the identifiable intangible assets acquired in the North Star acquisition in accordance with SFAS No. 141; and reclassification of depreciation expense of North Star's Tubular Products Division from selling, general and administrative expense to cost of sales, consistent with Lone Star's policy, as follows:

                                                                 SIX MONTHS
                                                   YEAR            ENDED      TWELVE MONTHS
                                                  ENDED           JUNE 30,        ENDED
                                            DECEMBER 31, 2000       2001      JUNE 30, 2001
                                            ------------------   ----------   -------------
Amortization of intangible assets.........        $(4.8)           $(2.4)         $(4.8)
Reclassification of depreciation
  expense.................................          4.3              1.8            4.3
                                                  -----            -----          -----
Net adjustment............................         (0.5)            (0.6)          (0.5)

(M) The historical balances for Lone Star are derived from the unaudited interim financial statements for the six months ended June 30, 2001.

(N) The historical balances for North Star's Tubular Products Division are derived from the unaudited financial statements for the six months ended June 30, 2001.

(O) The historical balances for Lone Star are derived from the unaudited consolidated financial statements for the twelve months ended June 30, 2001.

(P) The historical balances for North Star's Tubular Products Division are derived from the unaudited financial statements for the twelve months ended June 30, 2001.

                 LONE STAR TECHNOLOGIES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2001
                                 (IN MILLIONS)

                                                           NORTH STAR'S                                            PRO FORMA
                                     LONE STAR       TUBULAR PRODUCTS DIVISION    FINANCING      ACQUISITION       LONE STAR
                                 JUNE 30, 2001(A)         MAY 31, 2001(B)        ADJUSTMENTS     ADJUSTMENTS     JUNE 30, 2001
                                 -----------------   -------------------------   ------------    ------------    --------------
ASSETS
  Current assets:
    Cash and cash equivalents..       $104.4                  $   --                $354.5 (C)     $(435.5)(J)      $   23.4
    Accounts receivable, net...        100.6                    41.7                    --              --             142.3
    Current inventories, net...        149.0                    49.5                    --             6.3 (K)         204.8
    Other current assets.......          6.1                     0.1                    --              --               6.2
                                      ------                  ------                ------         -------          --------
  Total current assets.........        360.1                    91.3                 354.5          (429.2)            376.7
    Marketable securities......          1.0                      --                    --              --               1.0
    Property, plant, and
      equipment, net...........        183.5                    46.1                    --            67.2 (K)         296.8
    Goodwill and other
      intangibles, net.........         55.3                      --                    --           239.7 (K)         295.0
    Other noncurrent assets....         14.3                    20.0                   3.9 (D)        (5.7)(L)          32.5
                                      ------                  ------                ------         -------          --------
  Total assets.................       $614.2                  $157.4                $358.4         $(128.0)         $1,002.0
                                      ======                  ======                ======         =======          ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
  Liabilities:
    Current installments on
      long-term debt...........       $  6.0                  $   --                $ (6.0)(E)     $    --          $     --
    Accounts payable...........         42.7                    27.0                    --              --              69.7
    Accrued liabilities........         25.9                    18.0                    --           (16.4)(M)          27.5
                                      ------                  ------                ------         -------          --------
  Total current liabilities....         74.6                    45.0                  (6.0)          (16.4)             97.2
    Term loan..................          8.8                      --                  (8.8)(E)          --                --
    Revolving credit
      facility.................           --                      --                 100.0 (F)          --             100.0
    Senior subordinated debt...        150.0                      --                 150.0 (G)          --             300.0
    Postretirement benefit
      obligations..............         25.6                      --                    --              --              25.6
    Other noncurrent
      liabilities..............         15.6                     2.1                    --            (1.3)(M)          16.4
                                      ------                  ------                ------         -------          --------
  Total liabilities............        274.6                    47.1                 235.2           (17.7)            539.2
  Shareholders' equity:
    Preferred stock, $1.00 par
      value (authorized:
      10,000,000 shares,
      issued: none)............           --                      --                    --              --                --
    Common stock, $1.00 par
      value (authorized:
      80,000,000 shares,
      issued: 25,196,139)......         25.2                      --                   9.3 (H)          --              34.5
    Capital surplus............        271.4                      --                 117.2 (H)          --             388.6
    Accumulated other
      comprehensive loss.......         (4.3)                     --                    --              --              (4.3)
    Accumulated income
      (deficit)................         47.3                      --                  (3.3)(I)          --              44.0
    North Star's Tubular
      Products Division total
      equity...................           --                   110.3                    --          (110.3)(N)            --
                                      ------                  ------                ------         -------          --------
  Total shareholders' equity...        339.6                   110.3                 123.2          (110.3)            462.8
                                      ------                  ------                ------         -------          --------
  Total liabilities and
    shareholders' equity.......       $614.2                  $157.4                $358.4         $(128.0)         $1,002.0
                                      ======                  ======                ======         =======          ========

    The accompanying notes are an integral part of this unaudited pro forma financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A) The historical balances for Lone Star are derived from the unaudited interim consolidated financial statements as of June 30, 2001.

(B) The historical balances for the Tubular Products Division are derived from the audited financial statements for the year ended May 31, 2001.

(C) The adjustment reflects the extinguishment of the existing term loans of $14.8 million, the $100.0 million in borrowings under the proposed senior credit facility, the proposed issuance of $150.0 million in new senior subordinated notes, and the proposed issuance of $130.0 million of common stock, net of the related debt and equity financing costs.

(D) The adjustment reflects the recognition of $4.5 million in deferred financing costs associated with the proposed new credit facility and the proposed new senior subordinated notes offering, net of the write-off of $0.6 million of deferred financing costs associated with the extinguishment of existing term loans. Deferred financing costs will be amortized over the terms of the respective borrowings, ranging from three to ten years.

(E) The adjustment reflects the extinguishment of existing term loans with proceeds from the 9.00% notes.

(F) The adjustment reflects recognition of the proposed new $100.0 million credit facility.

(G) The adjustment reflects recognition of the $150.0 million of proposed new senior subordinated notes.

(H) The adjustment reflects $130.0 million of proceeds from the proposed issuance of 9.3 million shares of common stock, net of $3.5 million of issuance costs included in capital surplus. Of these shares, approximately
    2.4 million shares can be sold to Cargill for $50.0 million at $20.75 per share, as allowed under the purchase agreement. Additional shares are to be issued to yield approximately $80.0 million at an assumed share price of $11.67.

(I) The adjustment reflects the write-off of deferred financing costs associated with the early extinguishment of the existing term loans and borrowing costs associated with bridge financing.

(J) The adjustment reflects $430.0 million of cash paid to Cargill for the Tubular Products Division and the payment of $5.5 million of transaction advisory costs, in addition to the costs associated with the debt and equity financings.

(K) The adjustment reflects amounts to recognize the value of inventory and fixed assets acquired at fair value; to recognize the value of purchased intangible assets; and to allocate the remaining excess purchase price to goodwill.

(L) The adjustment reflects the elimination of assets not acquired as follows (in millions):

Receivable from Cargill.....................................    $2.3
Deferred Tax Assets.........................................     3.4
                                                                ----
                                                                $5.7

(M) The adjustment reflects the elimination of liabilities not assumed as follows (in millions):

Unassumed accrued liabilities
  Income tax payable........................................   $ 4.3
  Accrued employment expenses...............................    11.2
  Accrued property tax expense..............................     0.9
                                                               -----
Total unassumed accrued liabilities.........................   $16.4
Unassumed noncurrent liabilities
  Contingent reserves.......................................   $ 1.3

(N) The adjustment reflects the elimination of the historical net equity of North Star's Tubular Products Division.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the exchange offer. We used the substantial portion of the proceeds from the offering of 9.00% notes to repay approximately $144.9 million of debt outstanding under our Lone Star Steel subsidiary's credit facility and our Fintube subsidiary's recently terminated credit facility.

                                 CAPITALIZATION

    The following table shows our actual and as adjusted cash and capitalization as of June 30, 2001. Capitalization consists of debt, including the current portion, and stockholders' equity. The as adjusted capitalization column gives effect to the North Star acquisition and related financings.

                                                        AS OF JUNE 30, 2001
                                                      -----------------------
                                                       ACTUAL    AS ADJUSTED
                                                       ------    -----------
                                                            (UNAUDITED)
                                                           (IN MILLIONS)
Cash and cash equivalents...........................  $ 104.4      $  23.4
                                                      =======      =======
Current portion of long term debt(1)................  $   6.0      $    --
Long-term debt:
  Revolving credit facility.........................       --        100.0
  Term loans(1).....................................      8.8           --
  9.00% Senior Subordinated Notes due 2011..........    150.0        150.0
  % New Senior Subordinated Notes...................       --        150.0
                                                      -------      -------
    Total debt......................................    164.8        400.0
  Shareholders' equity..............................    339.6        462.8
                                                      -------      -------
    Total capitalization............................  $ 504.4      $ 862.8
                                                      =======      =======

---------
(1) In August 2001, we repaid approximately $14.8 million of outstanding indebtedness under our credit facilities with proceeds from the 9.00% notes issued May 29, 2001.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock by each person or entity known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock as of August 31, 2001.

                                                                                        PERCENT OF
NAME AND ADDRESS                                            AMOUNT OF                  OUTSTANDING
OF BENEFICIAL HOLDER                                  BENEFICIAL OWNERSHIP           COMMON STOCK(1)
--------------------                               ---------------------------   ------------------------
Alpine Capital, L.P.(2) .........................               8,390,172                            33.3%
  201 Main Street, Suite 3100
  Fort Worth, Texas 76102

Keystone, Inc.(2) ...............................               2,279,600                             9.0%
  201 Main Street, Suite 3100
  Fort Worth, Texas 76102

---------
(1) Based on 25,196,139 shares of our common stock issued and outstanding as of August 31, 2001.

(2) Alpine Capital, L.P. and Keystone, Inc. are members of a significant stockholder group that is reported to collectively own 10,697,272 shares of our common stock, which represents approximately 42.5% of our outstanding common stock. Alpine Capital, L.P., Keystone, Inc., Robert W. Bruce, III, Algenpar, Inc., J. Taylor Crandall, The Anne T. and Robert M. Bass Foundation, Anne T. Bass and Robert M. Bass all report their holdings jointly. In a Schedule 13D filed with the Securities and Exchange Commission on June 22, 1993, as amended, these stockholders reported that these shares were acquired for investment purposes. This stock is held in the following manner:

    - Alpine Capital, L.P. has sole voting and dispositive power with respect to 8,390,172 shares of our common stock constituting approximately 33.3% of our outstanding common stock. Robert W. Bruce, III, Algenpar, Inc., and J. Taylor Crandall all have shared voting and dispositive power with respect to these shares.

    - Keystone, Inc. and Robert M. Bass are reported to have sole voting and dispositive power as to an additional 2,279,600 shares of our common stock, which represents approximately 9.0% of our outstanding common stock.

    - The Anne T. and Robert M. Bass Foundation is reported to have sole voting and dispositive power with respect to an additional 27,500 shares of our common stock, which represents approximately 0.1% of our outstanding common stock. Anne T. Bass, Robert M. Bass, Robert W. Bruce, III and J. Taylor Crandall are reported to have shared voting and dispositive power with respect to these shares.

    Thomas M. Mercer, Jr., one of the seven members of our Board of Directors, serves on our Board at the request of Alpine Capital, L.P. and various related parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Jerry E. Ryan, one of our directors, was Chairman of the Board and a shareholder of the general partner of Fintube Limited Partnership when its assets were acquired by our new subsidiary, Fintube Technologies, Inc., as of January 1, 2000. In connection with that acquisition, Mr. Ryan received 95,644 shares of Lone Star common stock as partial consideration for his ownership of Fintube Limited Partnership and became a consultant to our Fintube subsidiary. Pursuant to the terms of the consulting agreement, our Fintube subsidiary pays Mr. Ryan a base salary and an annual bonus and Mr. Ryan has the option to purchase a certain number of shares of Lone Star common stock pursuant to Lone Star's 1985 Long-Term Incentive Plan. Unless otherwise mutually agreed, the consulting agreement will expire on December 31, 2002.

    Thomas M. Mercer, Jr., one of our directors, serves on our Board at the request of Alpine Capital, L.P., a beneficial owner of approximately 33.3% of the outstanding shares of our common stock, and various related parties. See the section of this Form 8-K entitled "Principal Stockholders."

    In connection with our plan to issue $130.0 million of common stock to help finance the North Star acquisition, Cargill, Incorporated has agreed, if we request, to purchase up to $50.0 million of our common stock at $20.75 per share at the closing of the acquisition. Under such circumstances we would be required to use our reasonable best efforts to cause a Cargill nominee to be elected as one of our directors so long as Cargill and its affiliates own at least 10% of our stock.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    As of August 31, 2001, Lone Star and its subsidiaries that are guarantors of the 9.00% notes had no outstanding indebtedness that was senior to the 9.00% notes. The non-guarantor subsidiaries of Lone Star had no indebtedness (as defined in the indenture governing the 9.00% notes) and $0.4 million of trade payables and other liabilities outstanding.

LONE STAR STEEL CREDIT FACILITY

    Our Lone Star Steel subsidiary's credit facility presently consists of a $120.0 million revolving line of credit which expires March 12, 2002. We have a commitment letter from a commercial lender to arrange a new credit facility with Lone Star, Lone Star Steel and Fintube as co-borrowers. This new credit facility would replace our Lone Star Steel subsidiary's existing credit facility and our Fintube subsidiary's recently terminated credit facility. See "Our Business--North Star Acquisition and Related Financings." Under our Lone Star Steel subsidiary's existing revolving credit facility, it can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At August 31, 2001, our Lone Star Steel subsidiary had no outstanding indebtedness under its credit facility. At our Lone Star Steel subsidiary's option, the interest rate on the revolving line of credit is the prime lending rate plus 1.0% or the LIBOR plus 3.0% (7.50% and 6.58% as of August 31, 2001, respectively). Lone Star Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The credit facility contains various restrictive covenants which require, among other things, that our Lone Star Steel subsidiary meet specified quarterly financial ratios, including cash flow and net worth measurements. In addition, the agreement restricts Lone Star Steel's ability to incur additional indebtedness and prohibits its ability to pay dividends. Lone Star Steel's assets other than real estate secure the credit facility, and we have guaranteed $25.0 million of Lone Star Steel's credit facility.

SLAB FINANCING

    Our Lone Star Steel subsidiary engages in slab consignment and sales agreements with third parties. Under these agreements, Lone Star Steel arranges for third parties to purchase slabs from vendors that manufacture the slabs and the third party consigns the slab inventory to Lone Star Steel. Lone Star Steel is then required to repurchase the slab inventory based on usage within specified time periods. These inventory financing transactions have been accounted for as product financing arrangements. Inventory financed under these arrangements has been recorded as inventory by Lone Star Steel. Lone Star Steel repaid an aggregate of approximately $8.8 million in slab financing indebtedness on May 29, 2001 with funds we loaned our subsidiary from the proceeds of the offering of 9.00% notes. At August 31, 2001, $8.8 million were included in accounts payable under the slab financing arrangements.

FINTUBE CREDIT FACILITY

    On August 16, 2001 our Fintube subsidiary repaid and terminated the credit facility it established in January 2000 that provided a $20.0 million revolving line of credit and a $39.0 million term loan used to pay part of the cash portion of the purchase price in its acquisition of substantially all of the assets of Fintube Limited Partnership. We have a commitment letter from a commercial lender to arrange a new credit facility in favor of Lone Star Technologies, Lone Star Steel and Fintube that would replace the terminated credit facility and Lone Star Steel's existing credit facility. See "Our Business--North Star Acquisition and Related Financings."

NEW CREDIT FACILITY

    We, together with our Lone Star Steel and Fintube subsidiaries, as the three co-borrowers, have received a commitment for a new three-year $100 million senior secured credit facility that would replace Lone Star Steel's existing credit facility and the recently terminated Fintube credit facility. The new credit facility would have an initial availability of $100 million, but would thereafter have a borrowing base of 85% of its eligible accounts receivable plus the lesser of 60% of eligible inventory or $85 million. The new credit facility, which would contain customary covenants and provide for certain early termination fees, would be secured by substantially all of the co-borrowers' assets and guaranteed by all United States subsidiaries (other than the subsidiaries formed to acquire the assets in the North Star acquisition). Interest would be charged, at the co-borrowers' option, at the prime rate plus an applicable margin (initially prime plus 1%) or LIBOR plus an applicable margin (initially LIBOR plus 2.5%).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cargill, Incorporated:

We have audited the accompanying balance sheets of North Star Steel Tubular Products (the Company) as of May 31, 2001, 2000, and 1999, and the related statements of earnings, cash flows, and equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Star Steel Tubular Products as of May 31, 2001, 2000, and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

June 15, 2001

KPMG LLP
Minneapolis, Minnesota

                       NORTH STAR STEEL TUBULAR PRODUCTS

                                 BALANCE SHEETS

                          MAY 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                            ASSETS
Current assets:
  Trade accounts receivable, net of allowance for bad debts
    of $50 in 2001, 2000, and 1999..........................  $ 41,329    $ 27,762    $ 18,209
  Other receivables.........................................       365          93         769
  Inventories...............................................    49,538      35,938      32,236
  Other current assets......................................       112         211         356
                                                              --------    --------    --------
    Total current assets....................................    91,344      64,004      51,570
                                                              --------    --------    --------
Property, plant, and equipment:
  Land and land improvements................................     4,709       4,709       3,692
  Buildings.................................................    13,013      12,988      10,986
  Machinery and equipment...................................   185,948     184,446     162,147
  Construction in progress..................................     3,457       2,932      19,509
                                                              --------    --------    --------
    Total property, plant, and equipment....................   207,127     205,075     196,334
  Less accumulated depreciation.............................  (161,044)   (159,176)   (161,810)
                                                              --------    --------    --------
    Net property, plant, and equipment......................    46,083      45,899      34,524
                                                              --------    --------    --------
Other assets
  Deferred charges..........................................    14,262      14,687      16,381
  Due from Cargill, Inc.....................................     2,244          --          --
  Deferred tax assets.......................................     3,444       5,228       6,583
                                                              --------    --------    --------
    Total other assets......................................    19,950      19,915      22,964
                                                              --------    --------    --------
    Total assets............................................  $157,377    $129,818    $109,058
                                                              ========    ========    ========
                                    LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable..........................................  $ 27,020    $ 21,429    $ 21,149
  Accrued payroll and related taxes.........................     7,328       2,374       1,891
  Other accrued expenses....................................     6,330       6,672       5,307
  Income taxes payable......................................     4,333         521         898
                                                              --------    --------    --------
    Total current liabilities...............................    45,011      30,996      29,245
                                                              --------    --------    --------
  Due to Cargill, Inc.......................................        --      31,863      32,218
  Other noncurrent liabilities..............................     2,078       1,954       1,835
  Total equity..............................................   110,288      65,005      45,760
                                                              --------    --------    --------
    Total liabilities and equity............................  $157,377    $129,818    $109,058
                                                              ========    ========    ========

                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                             STATEMENTS OF EARNINGS

                    YEARS ENDED MAY 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
Net sales...................................................  $328,575    $221,555    $187,042

Cost of sales...............................................   237,316     200,532     160,231
                                                              --------    --------    --------

  Gross profit..............................................    91,259      21,023      26,811

Selling, general, and administrative expense................    18,698      17,356      15,029
                                                              --------    --------    --------

  Earnings from operations..................................    72,561       3,667      11,782

Interest expense, net.......................................     1,805       2,262       1,449

Miscellaneous (income) expense..............................       455      (3,844)     (2,367)
                                                              --------    --------    --------

  Earnings before income taxes..............................    70,301       5,249      12,700

Income tax expense..........................................    25,018       2,004       4,854
                                                              --------    --------    --------

  Net earnings..............................................  $ 45,283    $  3,245    $  7,846
                                                              ========    ========    ========

                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                            STATEMENTS OF CASH FLOWS

                    YEARS ENDED MAY 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                2001       2000       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net earnings..............................................  $ 45,283   $  3,245   $  7,846
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization...........................     4,324      3,468      2,668
    Deferred income taxes...................................     1,784      1,355        104
  Changes in current assets and liabilities:
    Trade accounts receivable...............................   (13,567)    (9,554)    17,632
    Other receivables.......................................      (272)       677       (683)
    Inventories.............................................   (13,600)    (3,702)     8,346
    Accounts payable........................................     5,591        280     (6,671)
    Accrued payroll and related taxes.......................     4,954        483     (7,240)
    Other accrued expenses..................................      (342)     1,365        601
    Income taxes payable....................................     3,812       (377)      (366)
    Other current assets....................................        99        145        189
  Change in other assets and liabilities....................       548      1,813     (2,036)
                                                              --------   --------   --------
      Net cash provided by operating activities.............    38,614       (802)    20,390
                                                              --------   --------   --------
Cash flows from investing activities:
  Additions to property, plant, and equipment...............    (4,503)   (14,842)   (19,199)
                                                              --------   --------   --------
      Net cash used by investing activities.................    (4,503)   (14,842)   (19,199)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net change in due to/due from Cargill, Inc................   (34,111)      (356)     2,634
  Capital contributions received from Cargill, Inc..........        --     16,000         --
  Dividends paid to Cargill, Inc............................        --         --     (3,825)
                                                              --------   --------   --------
      Net cash used by financing activities.................   (34,111)    15,644     (1,191)
                                                              --------   --------   --------
Net change in cash and cash equivalents.....................        --         --         --
Cash and cash equivalents at beginning of year..............        --         --         --
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $     --   $     --   $     --
                                                              ========   ========   ========
Supplemental disclosures:
  Cash paid for income taxes................................  $ 19,422   $    736   $  4,963
  Cash paid for interest....................................        --         --          2
                                                              ========   ========   ========

                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                              STATEMENTS OF EQUITY

                    YEARS ENDED MAY 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                TOTAL
                                                               EQUITY
                                                              ---------
Balance at May 31, 1998.....................................  $ 41,739

Net earnings................................................     7,846

Dividends paid to Cargill, Inc..............................    (3,825)
                                                              --------

Balance at May 31, 1999.....................................    45,760

Net earnings................................................     3,245

Capital contributions received from Cargill, Inc............    16,000
                                                              --------

Balance at May 31, 2000.....................................    65,005

Net earnings................................................    45,283
                                                              --------

Balance at May 31, 2001.....................................  $110,288
                                                              ========

                See accompanying notes to financial statements.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                         NOTES TO FINANCIAL STATEMENTS

                          MAY 31, 2001, 2000, AND 1999

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) ORGANIZATION

    North Star Steel Tubular Products (the Company) is comprised of North Star Steel Ohio and Universal Tubular Services, Inc., a wholly owned subsidiary of North Star Steel Co., which is, in turn, a wholly owned subsidiary of Cargill, Inc. The Company is comprised of a seamless casing manufacturing facility in Youngstown, Ohio and a pipe finishing operation based in Houston, Texas. The Company is a leading supplier of seamless pipe to major distributors of goods and services to the oil and gas industry in the United States and Canada.

(B) STATEMENT PRESENTATION

    The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements do not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations would have been had the Company been an independent entity during the periods presented. Certain costs are charged to the Company by Cargill, Inc. and North Star Steel Co. and are generally based on proportional allocations and in certain circumstances based on specific identification of applicable costs.

(C) REVENUE RECOGNITION

    Revenue is recognized as it is earned, which generally occurs when title is transferred to the customer.

(D) CONCENTRATION OF CREDIT RISK

    The majority of the Company's customers are major distributors of goods and services to the oil and gas industry in the United States and Canada. Sales to the Company's top five customers totaled $219,163,000, $127,709,000, and $112,050,000, in 2001, 2000, and 1999, respectively. Accounts receivable due from these top five customers totaled $25,942,000, $13,985,000, and $10,001,000 at May 31, 2001, 2000, and 1999, respectively.

(E) INCOME TAXES

    Cargill, Inc. and substantially all of its domestic subsidiaries are members of a group which files a consolidated federal income tax return. Federal income taxes or tax benefits are allocated to each company on the basis of its individual taxable income or loss and tax credits included in the return. Deferred income taxes are recognized for temporary differences between income for financial reporting purposes and income for tax purposes.

(F) INVENTORIES

    Inventories are stated primarily at the lower of cost or market. Cost is determined on a last-in, first-out (LIFO) basis.

(G) DEFERRED CHARGES

    Deferred charges represents the net book value of the mandrels used in the manufacturing process. The mandrels are amortized on a units-of-production basis.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                          MAY 31, 2001, 2000, AND 1999

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(H) PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the following useful lives:

Buildings...................................................  30 to 40 years
Machinery and equipment.....................................  15 to 18 years

(I) RECOVERABILITY OF FIXED ASSETS

    The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that expected future undiscounted cash flows may not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

(J) ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

    The components of inventories are as follows:

                                                   2001       2000       1999
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
FIFO inventories:
  Raw materials................................  $14,853    $10,752    $12,510
  Work-in-process..............................      490        175        158
  Finished goods...............................   24,059     17,752     13,248
  Supplies.....................................   14,803     14,526     10,949
                                                 -------    -------    -------
    Total FIFO inventories.....................   54,205     43,205     36,865
LIFO reserve...................................   (4,667)    (7,267)    (4,629)
                                                 -------    -------    -------
    Total LIFO inventories.....................  $49,538    $35,938    $32,236
                                                 =======    =======    =======

    Net earnings were increased (decreased) by changes in the LIFO reserve by $1,690,000, $(1,715,000), and $3,949,000 in 2001, 2000, and 1999, respectively.

                       NORTH STAR STEEL TUBULAR PRODUCTS

                          MAY 31, 2001, 2000, AND 1999

(3) LEASE COMMITMENTS

    The future minimum lease commitments under noncancellable operating leases are as follows:

                        YEAR ENDING
                          MAY 31,
                          -------                            (IN THOUSANDS)
2002.......................................................       $549
2003.......................................................        400
2004.......................................................        270
2005.......................................................        190
2006.......................................................        155
2007 and beyond............................................        213

    Rent expense for the years ended May 31, 2001, 2000, and 1999 was $2,135,000, $1,718,000, and $1,587,000 respectively.

(4) INCOME TAXES

    Income tax expense is made up of the following components:

                                                     2001       2000       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Current..........................................  $23,234        649      4,750
Deferred.........................................    1,784      1,355        104
                                                   -------     ------     ------
                                                   $25,018      2,004      4,854
                                                   =======     ======     ======

    The effective tax rate is different from the statutory federal income tax rate for the following reasons:

                                                      2001          2000          1999
                                                    --------      --------      --------
                                                               (IN THOUSANDS)
Federal statutory rate............................    35.0%         35.0%         35.0%
State and local income taxes......................     0.6           3.0           3.0
Other.............................................      --           0.2           0.2
                                                      ----          ----          ----
                                                      35.6%         38.2%         38.2%
                                                      ====          ====          ====

                       NORTH STAR STEEL TUBULAR PRODUCTS

                          MAY 31, 2001, 2000, AND 1999

(4) INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                      2001       2000       1999
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation and amortization...................   $   30         --         --
                                                     ------     ------     ------
    Total deferred tax liabilities................       30         --         --
                                                     ------     ------     ------
Deferred tax assets:
  Accruals........................................    2,352      3,657      3,634
  Other...........................................    1,122      1,571      2,949
                                                     ------     ------     ------
    Total deferred tax assets.....................    3,474      5,228      6,583
Valuation allowance...............................       --         --         --
                                                     ------     ------     ------
    Total deferred tax assets.....................    3,474      5,228      6,583
                                                     ------     ------     ------
    Net deferred tax assets.......................   $3,444     $5,228     $6,583
                                                     ======     ======     ======

(5) RELATED PARTY TRANSACTIONS

    Costs allocated to the Company by Cargill, Inc. and North Star Steel Co. relate to corporate services such as legal, insurance administration, tax administration, human resources, leasing, public relations, credit and collections, revenue accounting, and IT support, and totaled $5,663,000, $5,377,000, and $3,786,000 in 2001, 2000, and 1999, respectively.

    The due to/due from Cargill, Inc. bears interest at variable rates. The weighted average interest rates at year-end charged on the balances were 5.52%, 7.25%, and 6.30% in 2001, 2000, and 1999, respectively.

    Sales to other divisions of North Star Steel Co. totaled $0, $5,576,000, and $3,230,000 in 2001, 2000, and 1999, respectively.

    Purchases from other divisions of North Star Steel Co. totaled $0, $0, and $621,000 in 2001, 2000, and 1999, respectively.

(6) CONTINGENCIES

(A) ENVIRONMENTAL

    The Company is required to comply with various environmental laws and regulations incident to its normal business operations. The Company has reserved for future costs of remediation of identified issues. Additional costs for losses which may be identified in the future cannot be presently determined; however, management does not believe any such issues would materially affect the financial position of the Company.

(B) GENERAL

    Certain claims and lawsuits have been filed in the ordinary course of business. It is management's opinion that settlement of all litigation would not require payment of an amount which would be material to the financial statements of the Company.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       LONE STAR TECHNOLOGIES, INC.

                                       By:  /s/ CHARLES J. KESZLER
                                       ----------------------------------------
                                            Charles J. Keszler
                                            Vice President - Finance and
                                            Chief Financial Officer

Date:  October 1, 2001